Exhibit 10.30

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of July 5, 2019 (“Effective Date”), is by and between AFT Pharmaceuticals Limited, a New Zealand company number 873005 with a place of business at Level 1, 129 Hurstmere Road, Takapuna, Auckland, New Zealand 0622 (“AFT”), and Timber Pharmaceuticals LLC, a limited liability company organized and existing under the laws of Delaware with a place of business at 50 Tice Blvd., Suite A26, Woodcliff Lake, NJ 07677, USA (“Timber”).  AFT and Timber are sometimes referred to herein individually as a “Party” and together as the “Parties”.

BACKGROUND

A.            AFT has developed and controls proprietary intellectual property rights relating to a medication referred to as its Pascomer® product.

B.            Timber desires to obtain from AFT a license to Develop and Commercialize the Licensed Product in the Field in Territory A (each as defined below), and AFT desires to grant such license, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to a Party, any person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Party.  For this purpose, “control” (including the terms controlling, controlled by and under common control with) means the power whether or not normally exercised, to direct the management and affairs of another corporation or other entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  In case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting securities shall in any case be deemed to confer “control”.

“AFT Licensee” means a Third Party that is granted a license by AFT or its Affiliate under the Licensed IP to Commercialize the Licensed Product in Territory B.

“AFT Net Sales” means the gross amount billed or invoiced for the Licensed Product by AFT and its Affiliates to Third Parties (including wholesalers or distributors) in Territory B, less the following deductions, in each case, related specifically to the Licensed Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to AFT, its

Affiliates, or related parties, or any employee, officer, director or security holder of any of the foregoing:

(i)            normal trade, cash and quantity discounts actually given in bona fide arm’s length transactions;

(ii)           bona fide, arm’s length price reductions or rebates, retroactive or otherwise, imposed by or otherwise paid to governmental authorities or insurance payee;

(iii)          taxes on sales (such as sales, value added, or use taxes but excluding Timber’s income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)          amounts repaid or credited by reason of rejections, return or recall;

(v)           rebates or reimbursement (in accordance with its standard practices and consistent with its accounting practices) as being paid during the relevant time period to individual or group purchasers of the Licensed Product that are solely on account of the sale of such Licensed Product;

(vi)          any invoiced amounts from the immediately prior period which are not collected and are written off in good faith by AFT or its Affiliate, including bad debts, but not to exceed five percent (5%) of the gross sales during such period; provided, that if any uncollected, written off or written down amounts are recovered, then such amounts would constitute part of Net Sales for the period in which such amounts are recovered; and

(vii)         freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced to the extent actually incurred and not charged to or reimbursed by the customer.

Sales of Licensed Product among AFT, its Affiliates, and its sublicensees (other than Timber), where such Licensed Product is ultimately resold by the purchaser to an unaffiliated Third Party, shall not be included in AFT Net Sales hereunder, but the resale of such Licensed Product by such purchaser to the unaffiliated Third Party shall be included in AFT Net Sales.

All discounts, allowances, credits, rebates and other deductions in the immediately foregoing clauses (i) through (viii) shall be fairly and equitably allocated to the sale of the Licensed Product by AFT and its Affiliates, such that the Licensed Product does not bear a disproportionate portion of such deductions as compared to other products.

AFT Net Sales are subject to provisions regarding Other Products and Combination Products below.

“AFT Trademarks” means the Trademarks owned by AFT for use on, with, or to refer to a Licensed Product (other than AFT’s corporate names), including those Trademarks set forth in Exhibit A.

“Applicable Laws” means any and all laws, rules, regulations, directives, and guidance of any governmental authority, as amended from time-to-time, pertaining to any and all activities under this Agreement, including the FCPA and the UK Anti-Bribery Act.

“Business Day” means each day of the week, but excluding Saturday, Sunday and any day on which commercial banks are not open for business in the United States or New Zealand.

“Clinical Trials” means any clinical trial or any other test or study in human subjects, whether sponsor or principal investigator initiated, intended to determine the safety, tolerability, pharmacokinetics, efficacy, pharmacodynamics or benefit/risk analysis of the Licensed Product in human subjects as may be required by Applicable Law or recommended by a Regulatory Authority to obtain or maintain Regulatory Approval for such Licensed Product.

“CMC” means the chemistry, manufacturing and controls.

“Commercialize” or “Commercialization” means all activities directed to marketing, promoting, advertising, exhibiting, distributing (including storage for distribution or inventory), detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) the Licensed Product.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Develop or Commercialize the Licensed Product, those efforts and resources consistent with the usual practices of such Party in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential and strategic value as such Licensed Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Licensed Product and such Party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due.  Without limiting the foregoing, Commercially Reasonable Efforts require, with respect to such obligations, that the Party apply efforts sufficient to carry out the given obligation in a diligent and sustained manner without undue interruption, pause, or delay.

“Control” means, with respect to any compound, product, material, information, Patent, Trademark or other Intellectual Property right, that the Party (a) owns or has a license to such compound, product, material, information, Patent, Trademark or other Intellectual Property right and (b) has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, product, material, information, Patent, Trademark or other Intellectual Property right as provided for herein without (i) requiring the consent of a Third Party, (ii) incurring cost to a Third Party, or (iii) violating the terms of any agreement or other arrangement with any Third Party. “Controlled” shall have the correlative meaning.

“Cover” means, with respect to a Patent and the Licensed Product, that the Manufacture, use, offer for sale, sale or import of the Licensed Product by an unlicensed Third Party would infringe a Valid Claim in such Patent.  “Covered” and “Covering” shall have the correlative meanings.

“Develop” or “Development” means to discover, research or otherwise develop a Licensed Product, including conducting any Clinical Trials and other activities directed to obtaining any Regulatory Approval, including any marketing, pricing or reimbursement approval.  For the sake of clarity, Development shall not include any activities related to Commercialization or Manufacturing.

“Dollars” means United States Dollars.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.), as amended.

“FDA” means the United States Food and Drug Administration, and any of its successor agencies or departments.

“Field” means all fields, indications and therapeutic uses.

“First Commercial Sale” means the first invoiced sale of the Licensed Product in Territory A by or on behalf of Timber, its Affiliates or its permitted sublicensees to a Third Party, after the Regulatory Approval for the Licensed Product in Territory A.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Global Study” means a single- or multi-regional Clinical Trial designed to obtain Regulatory Approvals for the Licensed Product in multiple regions and countries, conducted as part of a unified Clinical Trial, or separately but concurrently in accordance with a common clinical trial protocol.

“Innova Parent License” means that certain License Agreement entered into by and between Innova Dermaceuticals LLC and Medicas Group LLC, dated September 8, 2014, a copy of which is attached hereto as Exhibit C.

“Innova Field” has the meaning ascribed to the defined term “Field” as set forth in the Innova Parent License.

“Innova Patents” means those “Patent Rights” as defined in the Innova Parent License which were filed on March 28, 2013.

“Invention” means any invention, discovery or development, whether or not patentable, made, conceived or reduced to practice in the course of performance of this Agreement or with the use of AFT’s Confidential Information, whether made, conceived or reduced to practice solely by, or on behalf of, Timber, AFT, the Parties jointly, or any Affiliate of the same.

“Intellectual Property” means (i) rights associated with works of authorship, including without limitation, copyrights, copyrights restrictions, mask work rights, moral rights, and registrations and applications for registration of any of the foregoing, (ii) Patents, (iii) Inventions, (iv) Trademarks, (v) all rights related to trade secrets and know-how, and (vi) rights analogous to those set forth herein, and any and all other proprietary rights, whether or not registrable.

“LIBOR” means the London Interbank Offered Rate.

“Licensed Compound” means rapamycin.

“Licensed IP” means (a) Licensed Patents, (b) Licensed Know-How and (c) AFT Trademarks.

“Licensed Know-How” means the Intellectual Property (other than the Licensed Patents and AFT Trademarks) Controlled by AFT or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Development and Commercialization of the Licensed Product in Territory A.  Notwithstanding anything to the contrary herein, Intellectual Property Rights owned or Controlled by a person or entity that is not an Affiliate of AFT as of the Effective Date but that later becomes an Affiliate of AFT, which Intellectual Property was developed prior to the transaction that was the basis for the transaction resulting in such entity becoming an Affiliate, or which Intellectual Property was developed by such person or entity after the transaction that was the basis for the transaction resulting in such entity becoming an Affiliate, but that are not used by AFT or any of its Affiliates in connection with the Licensed Product, shall not be included within the Licensed Know-How.

“Licensed Patents” means the Patents Controlled by AFT or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Development and Commercialization of the Licensed Product in Territory A and includes such Patents as set forth in Exhibit A.  Notwithstanding anything to the contrary herein, Patents owned or Controlled by a person or entity that is not an Affiliate of AFT as of the Effective Date but that later becomes an Affiliate of AFT, which Patents were developed prior to the transaction that was the basis for the transaction resulting in such person or entity becoming an Affiliate, or which Patents were developed by such person or entity after the transaction that was the basis for the transaction resulting in such entity becoming an Affiliate but that are not used by AFT or any of its Affiliates in connection with the Licensed Product, shall not be included within the Licensed Patents.

“Licensed Product” means a topical pharmaceutical product that contains the Licensed Compound as an active ingredient, finished and filled by AFT or its designee.

“Manufacture” or “Manufacturing” means any activities directed to producing, manufacturing, scaling up, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping, and storage at manufacturing facilities of the Licensed Product or component thereof (including production of drug substance and drug product, in bulk form, for Development and Commercialization).

“NDA” means a new drug application submitted pursuant to the requirements of the FDA under 21 U.S.C. § 355(b)(1) of the Act, and any equivalent application submitted in any country in Territory A, in each case, with all additions, deletion or supplements thereto.

“Net Milestones” means all license fees (including upfront and maintenance fees) and all milestone payments received by AFT and its Affiliates from AFT Licensees in exchange for the granting of a license under the Licensed IP that are based on the granting of applicable rights under such license or on such AFT Licensee’s Development or Commercialization of the Licensed Product in Territory B, less taxes.

“Net Royalties” means all royalties received by AFT and its Affiliates from sales of the Licensed Product in Territory B by AFT Licensees, less taxes.

“Net Sales” means the gross amount billed or invoiced for the Licensed Product by Timber, its Affiliates and sublicensees to Third Parties (including wholesalers or distributors), less the following deductions, in each case, related specifically to the Licensed Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Timber, its Affiliates, related parties and/or sublicensees, or any employee, officer, director or security holder of any of the foregoing:

(i)            normal trade, cash and quantity discounts actually given in bona fide arm’s length transactions;

(ii)           bona fide, arm’s length price reductions or rebates, retroactive or otherwise, imposed by or otherwise paid to governmental authorities or insurance payee;

(iii)          taxes on sales (such as sales, value added, or use taxes but excluding Timber’s income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)          amounts repaid or credited by reason of rejections, return or recall;

(v)           rebates or reimbursement (in accordance with its standard practices and consistent with GAAP) as being paid during the relevant time period to individual or group purchasers of the Licensed Product that are solely on account of the sale of such Licensed Product;

(vi)          any invoiced amounts from the immediately prior period which are not collected and are written off in good faith by Timber or its Affiliate, including bad debts, but not to exceed five percent (5%) of the gross sales during such period; provided, that if any uncollected, written off or written down amounts are recovered, then such amounts would constitute part of Net Sales for the period in which such amounts are recovered; and

(vii)         freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced to the extent actually incurred and not charged to or reimbursed by the customer.

Sales of Licensed Product among Timber, its Affiliates, and its sublicensees, where such Licensed Product is ultimately resold by the purchaser to an unaffiliated Third Party, shall not be included in Net Sales hereunder, but the resale of such Licensed Product by such purchaser to the unaffiliated Third Party shall be included in Net Sales.

All discounts, allowances, credits, rebates and other deductions in the immediately foregoing clauses (i) through (viii) shall be fairly and equitably allocated to the sale of the Licensed Product by Timber, its Affiliates or sublicensees (including sublicensees of a sublicensee), such that the Licensed Product does not bear a disproportionate portion of such deductions as compared to other products.

If the Licensed Product is sold in combination with any other commercial products, including additional active ingredients, where such products are not formulated together but are sold together as a single product and invoiced as one product (such other product, an “Other Product” and together, the “Combination Product”), Net Sales shall be calculated as follows:

(a)           If the Licensed Product and such Other Products in such Combination Product each are sold separately in such country, Net Sales shall be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B) where A is the average total invoice price in such country of the Licensed Product sold separately in the same formulation and dosage, and B is the (sum of the) average total invoice price in such country of the Other Products sold separately in the same formulation and dosage, during the applicable period; or

(b)           If neither the Other Products nor the Licensed Product is sold separately in such country, then the Parties will determine Net Sales of the Combination Product in good faith based on the relative values of the Licensed Product and Other Products.

“Patents” means any patents and patent applications and all substitutions, divisionals, continuations, continuation-in-parts, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or design patents, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any region or country.

“Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

“Phase II Clinical Trial” means (a) in connection with obtaining Regulatory Approval in the United States, a Clinical Trial in human patients, the primary intention of which is to collect data on dosages and demonstrate clinical safety and efficacy of the Licensed Product in a target population for a specific disease or condition under study, as more fully defined in 21 C.F.R. § 312.21(b), as may be amended or (b) in connection with obtaining Regulatory Approval in any other jurisdiction, the equivalent of any such Clinical Trial in such other country or jurisdiction.

“Phase IIb Clinical Trial” means the Phase II Clinical Trial of the Licensed Product initiated in 2019.

“Phase III Clinical Trial” means (a) in connection with obtaining Regulatory Approval in the United States, a Clinical Trial that is conducted in human patients with a defined dose or set of defined doses of the Licensed Product, after successful completion of one or more Phase II Clinical Trials, designed to evaluate safety and therapeutic efficacy of the Licensed Product, to define warnings, precautions and adverse reactions associated with the Licensed Product in the dosage range to be prescribed, as more fully defined in 21 C.F.R. § 312.21(c), as may be amended or (b) in connection with obtaining Regulatory Approval in any other jurisdiction, the equivalent of any such Clinical Trial in such other country or jurisdiction. If the FDA (or other equivalent regulatory authority) does not accept such Clinical Trial under 21 C.F.R. § 312.21(c) or otherwise advises against referring to such Clinical Trial as a “Phase III” trial, such Clinical Trial shall not be deemed a Phase III Clinical Trial.

“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, a rate equivalent to the average base rate on corporate loans posted by at least seventy percent (70%) of the ten largest U.S. banks.

“Regulatory Approval” means any approvals (including applications therefore, supplements and amendments thereto and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, Commercialization, supply, manufacture, testing, labeling, packaging, or shipping of the Licensed Product worldwide, including NDA.

“Regulatory Authority” means any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental authority in the world involved in the granting of approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, storage, handling, packaging, shipping or supply of drug products, including the FDA.

“Territory A” means the United States, Canada and Mexico.

“Territory B” means all countries worldwide, except (i) the countries in Territory A; and (ii) Australia, New Zealand, Hong Kong, Taiwan, South Korea, Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam.

“Third Party” means a Person other than a Party or an Affiliate of a Party.

“Timber Licensed Compound Inventions” means all Inventions, Patents, data, know-how and information relating solely to the Licensed Compound developed solely by Timber pursuant to this Agreement, including all Patents Covering the composition of matter, use, formulation, or Manufacture of the Licensed Compound.

“Trademarks” means trademarks, service marks, logos, slogans, trade names, Internet domain names and any other indicator of the source of origin of goods or services.

“UK Anti-Bribery Act” means the Bribery Act 2010 (c.23) of the United Kingdom, as amended.

“Valid Claim” means a claim of a Patent which would be infringed (directly or indirectly) by the research, Development, Manufacture or Commercialization of Licensed Product in Territory A, and which claim (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE 2

LICENSE GRANT

Section 2.1            License Grant to Timber.  Subject to the terms of this Agreement (and, for purposes of only the Innova Patents, subject at all times to the applicable terms of the Innova Parent License, to which this license is subordinate (provided that such Innova Parent License remains in effect)), AFT hereby grants to Timber (i) an exclusive (even as to AFT and its

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Affiliates), royalty-bearing, license under the Licensed IP, to import, sell, have sold, offer for sale, and otherwise Commercialize Licensed Products in the Field, during the Term in Territory A in accordance with the terms and conditions in this Agreement; and (ii) a co-exclusive license with AFT to Develop the Licensed Product in the Field and in Territory A; provided that rights to obtain and hold  Regulatory Approvals within Territory A for any Licensed Product are governed by ARTICLE 3 below.  Notwithstanding the foregoing, Timber’s license to the Innova Patents are limited to the Innova Field.  The exclusive license is sublicensable within Canada and Mexico in accordance with Section 2.2.  Timber assumes full responsibility and liability for the performance of its Affiliates pursuant to this Agreement and any breach by its Affiliates of this Agreement.  Notwithstanding anything to the contrary in this Agreement, AFT retains, on behalf of itself (and its Affiliates, licensees, and sublicensees (other than Timber)) (a) all rights under the Licensed IP to fulfill, either itself, or through its Affiliates or through subcontractors, AFT’s obligations or rights under this Agreement (including the activities contemplated under ARTICLE 3), and (b) the non-exclusive rights under the Licensed IP to Develop or have Developed the Licensed Product in Territory A to support (1) the Development and Commercialization of the Licensed Product by AFT outside of Territory A and (2) the Development and Commercialization of the Licensed Product by Timber in Territory A. For clarity, the foregoing shall not constitute a license grant from AFT to Timber to make or have made the Licensed Product, and Timber has no such right or license, including by implication or estoppel, except to the extent expressly permitted pursuant to Exhibit B.  AFT may, on a country-by-country basis, terminate the license granted to Timber in this Section 2.1 under the Innova Patents if the Innova Parent License terminates (subject to Section 10.4.2 of the Innova Parent License), but such termination shall not terminate any other provision of this Agreement.

Section 2.2            Sublicense.  Timber shall have the right to grant sublicenses to Third Parties to the exclusive license granted in Section 2.1 within Canada and Mexico only.  Any such sublicense shall refer to and be subordinate to this Agreement and must be consistent in all material respects with the terms and conditions of this Agreement.  Timber assumes full responsibility for the performance of all obligations by and observance of all terms imposed on any sublicensee.  Timber shall promptly furnish AFT with a true and complete copy of each sublicense agreement entered into, and of each amendment thereto, in each case within thirty (30) days of execution.

Section 2.3            Non-compete.  Neither Party shall (and each Party shall cause its Affiliates not to), for itself or for any Third Party, provide any services to or undertake any services on behalf of, or Develop, obtain Regulatory Approval for, Manufacture, or Commercialize, in any country worldwide, any topical product containing rapamycin (a “Competitive Product”), except as permitted herein with respect to the Licensed Product.   Notwithstanding the foregoing, if a Party or any of its Affiliates acquires or is acquired by a Third Party that is commercializing a Competitive Product at the time of acquisition, then such Party shall promptly notify the other Party, and continuation of commercialization of the relevant Competitive Product shall not be a breach of this non-compete covenant  if (a) such Party promptly notifies the other Party of its intent to divest the Competitive Product within the [*] period following such acquisition, and

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

consummates such divestiture within such time period or (b) the other Party consents  (in such Party’s sole discretion) to the continued commercialization of the relevant Competitive Product.

Section 2.4            Subcontracting.  Timber may subcontract the performance of any Development or Commercialization activities conducted hereunder to any of its Affiliates or any Third Party, provided that: (a) such subcontractor has entered or shall enter into, prior to performing activities under this Agreement, an appropriate written agreement obligating such subcontractor to be bound by obligations of confidentiality that are no less restrictive than the obligations set forth in ARTICLE 13; (b) Timber shall retain or obtain ownership of any Inventions and all Intellectual Property rights therein made solely by such subcontractor in performing such services (other than Inventions which constitute developments or improvements to the processes, systems or base technology of such subcontractor); (c) Timber shall oversee the performance of any subcontracted activities in a manner that would be reasonably expected to result in their successful and timely completion; and (d) Timber shall at all times remain responsible for the performance of such subcontracted activities as if such activities were performed by Timber.

Section 2.5            License to AFT.  Subject to the terms of this Agreement, Timber hereby grants to AFT, under the Timber Licensed Compound Inventions, (a) an exclusive (even as to Timber and its Affiliates), perpetual, sublicensable through multiple tiers and transferable license to make, have made, import, export, use, have used, register, sell, offer for sale, or otherwise Manufacture, Develop, obtain Regulatory Approvals for, and Commercialize the Licensed Product outside Territory A; and (b) a co-exclusive, together with Timber and its Affiliates, irrevocable, fully paid-up, sublicensable through multiple tiers and transferable license to Develop and Manufacture the Licensed Product in Territory A for Commercialization solely outside of Territory A.  AFT assumes full responsibility and liability for the performance of its Affiliates and subcontractors pursuant to this Agreement and any breach by its Affiliates or subcontractors of this Agreement.  Upon the request of AFT from time to time during the Term but no more than [*], Timber shall promptly deliver to AFT a list of all Timber Licensed Compound Inventions then in existence.

Section 2.6            No Other Licenses.  No rights or licenses in or to any Intellectual Property, whether by implication, estoppel, or otherwise, are hereby granted, other than the license rights that are expressly granted under this Agreement, and each Party reserves all rights not expressly granted, and the license to Timber under the Innova Patents is subject to Innova’s rights as set forth in the Innova Parent License.  AFT will not be obligated to provide to Timber any information, regulatory materials or submissions related to the CMC process, activities, or requirements of Licensed Compound or Licensed Product.

ARTICLE 3

DEVELOPMENT; REGULATORY

Section 3.1            Development Plan. All Development for Territory A under this Agreement

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

shall be conducted pursuant to a written development plan (as amended from time to time in accordance with this Section 3.1 and Section 5.5 (the “Development Plan”)).  AFT will provide a proposed initial Development Plan to the JSC within forty five (45) days of the Effective Date.

The initial Development Plan shall be agreed upon by the Parties through the JSC within thirty (30) days following receipt.  The Development Plan will include (a) each Party’s responsibilities for the Development of the Licensed Product in Territory A in reasonably sufficient detail, (b) an overall budget for such Development, which budget shall indicate costs to be borne solely by eac Party and (c) a timeline for such Development.

Section 3.2            Development Responsibilities.  AFT shall, itself or through its Affiliates, manage, in consultation with Timber, Global Studies, including without limitation the pivotal clinical regulatory studies for AFT’s core dossier, all in accordance with the Development Plan.  AFT shall, itself and/or through its Affiliates and designees, perform Clinical Trials of the Licensed Product in Territory A and shall perform all CMC and related activities as reasonably necessary to support Regulatory Approval of the Licensed Product in Territory A.  AFT shall perform all Development-related activities as set forth in the Development Plan.  Timber shall prepare and submit, and AFT shall cooperate in the preparation and submission of, applications for Regulatory Approval in Territory A.  All such applications shall be in the name of Timber.

(a)           Funding.  Each Party shall be responsible for its own costs and expenses incurred in performing its activities hereunder except that, subject to the last sentence of this Section 3.2(a), (i) Timber will pay all costs and expenses incurred by AFT in performing the Development Plan in Territory A before and during the Term (including the costs of the Licensed Products used for Development, and the costs and fees associated with applying for and obtaining Regulatory Approval), and (ii) the Parties will equally share in all costs and expenses incurred by AFT for Development and marketing work performed in furtherance of Regulatory Approval and commercialization in Territory B before and during the Term, including without limitation costs of Clinical Trials and costs and fees associated with applying for and obtaining Regulatory Approval in Territory B.  AFT shall invoice Timber for such costs and expenses (“Development Costs”) and Timber shall pay AFT invoices within [*] of receipt; provided, however, that if Timber disputes an invoiced amount in good faith and notifies AFT of such dispute within the original time for payment, providing AFT with a reasonable explanation for such dispute, then Timber may withhold the disputed amount (but not undisputed amounts) and the Parties will promptly meet to resolve the dispute in good faith and as quickly as possible.  Notwithstanding the foregoing, for Development Costs set forth in third party clinical site invoices, Timber shall pay such third party clinical site invoices directly and will concurrently confirm such payment with AFT.  Timber acknowledges that its failure to pay Development Costs may cause a delay in AFT’s ability to perform its Development activities, which delay shall be excused.  Timber shall have no liability for or obligation to reimburse costs and expenses (I) for the period before the Term (including those described in the preceding clauses (i) and (ii)) in excess of [*] and (II) during the Term in amounts in excess of those set forth, and specifically agreed to by the JSC, in the applicable Development Plan, as such amounts may be revised by the JSC.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

(b)           Data.  Each Party shall own its own Development data with respect to the Licensed Product and shall promptly disclose such data to the other Party.  AFT grants Timber a nonexclusive license to use such data in furtherance of Timber’s Development activities hereunder.

Timber grants AFT a perpetual, exclusive license to use such data (including rights of reference to regulatory submissions) in all territories other than Territory A, and a perpetual, co-exclusive license to such data in Territory A, in each case to Manufacture, Develop, obtain Regulatory Approvals for, and Commercialize the Licensed Product outside Territory A.

(c)           Conduct of Clinical Trials.  In conducting Clinical Trials, the Party responsible for the conduct of such Clinical Trials shall ensure that such Clinical Trials are conducted in a manner that is intended to support data usable for seeking Regulatory Approvals.  Without limiting the foregoing, such Party shall ensure that such Clinical Trials are conducted in accordance with all laws, rules and regulations relating to such Clinical Study (including with respect to data protection and data privacy, anti-corruption, anti-kickback, and anti-bribery), the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonised Tripartite Guideline for Good Clinical Practice as amended from time to time, and the requirements of the applicable regulatory authorities and institutional review board or independent ethics committee responsible for reviewing the Clinical Trial.

Section 3.3            Records; Reporting.  The Parties will maintain complete, current and accurate records of all Development activities conducted in Territory A by or on behalf of it or its Affiliates, contractors or sublicensees, and all data and other information resulting from such activities consistent with its standard practices in accordance with all Applicable Laws; provided that Timber will be solely responsible for the maintenance of such records related to any services or assistance provided to AFT pursuant to the Development Plan. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Within sixty (60) days of each December 31st and May 31st, the Parties will submit periodic reports to the JSC summarizing in reasonable detail all activities related to the Development of the Licensed Product in Territory A during the preceding six (6) month period; provided that any such report by AFT need not include the details of any services or assistance provided to AFT by Timber. Such report will include a summary of the results of Clinical Trials in connection with Regulatory Approvals for the Licensed Product in Territory A.

Section 3.4            Safety Data Exchange Agreement.  Within one hundred and twenty (120) days of the Effective Date, but in any event prior to commencement of any Clinical Trials with respect to the Licensed Product in Territory A, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “SDEA”), the terms of which shall set forth the obligations, procedures and timelines for each Party to report information (such as the occurrence of adverse events and serious adverse events) observed in connection with the Licensed Product in order to enable the other Party to comply with its safety reporting obligations to Regulatory

Authorities in and outside Territory A, as applicable.  Prior to the execution of the SDEA, (a) Timber shall promptly notify AFT of any information observed in connection with the Licensed Product necessary to enable AFT to comply with its safety reporting obligations to Regulatory Authorities in and outside Territory A and (b) AFT shall promptly notify Timber of any information observed in connection with the Licensed Product that AFT understands or reasonably expects to present a material health or safety risk with respect to the Licensed Product.  Any serious adverse events would be reported by a Party to the other Party within 48 hours after their occurrence.  AFT shall maintain the global safety database for the Licensed Product, which shall include adverse events and other information relating to the safety of the Licensed Product.  Upon reasonable advanced request by Timber, AFT shall make the data maintained in the global safety database accessible and available to Timber in the form in which such data is then-currently maintained by AFT.

ARTICLE 4

COMMERCIALIZATION

Section 4.1            Commercialization.  Timber shall be responsible for, and shall use Commercially Reasonable Efforts to, Commercialize the Licensed Product in each country within Territory A, including the timely performance of all activities set forth in the Commercialization Plan, at its sole cost and expense.  Timber shall use Commercially Reasonable Efforts to achieve, and AFT shall reasonably cooperate with such efforts of Timber to achieve, Regulatory Approval of the Licensed Product in each country within Territory A, and shall effect a First Commercial Sale of the Licensed Product within each country within Territory A within [*] of the corresponding Regulatory Approval.  Timber shall use Commercially Reasonable Efforts to maximize the commercial return on the Licensed Product.  Such efforts shall include marketing, promoting and selling the Licensed Product in a diligent sustained manner consistent with the standard practices of similarly-situated companies in the pharmaceutical industry (which may take into account factors including market potential, patent coverage, safety and  efficacy, product  profile, the competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the product, the regulatory structure involved, and the profitability of the applicable products) and as directed by the JSC from time to time.  Timber shall establish and consistently seek to achieve specific and meaningful sales goals and allocate sufficient resources designed to meet such objectives, including, but not limited to, fielding, training (including any reasonably necessary medical education) and supervising a sales force (including an appropriate management structure) reasonably necessary for Timber to perform its commercialization obligations hereunder.  Timber shall comply and shall require all of its Affiliates and Third Party agents and contractors, if any, to comply, with all Applicable Laws in Commercializing the Licensed Product.

Section 4.2            Commercialization Plan.  The Commercialization activities with respect to the Licensed Product shall be set forth in a written plan that contains, in reasonable detail, the major Commercialization activities, including revenue targets and unit forecasts, planned for such Licensed Product in Territory A, and the timelines for achieving such activities (the “Commercialization Plan”).  Timber shall deliver an initial draft of the Commercialization Plan, setting forth its proposed marketing launch plan and expected budget and an annual marketing budget for the Licensed Product in Territory A, commensurate with the sales expectations of the

Licensed Product, to the JSC for review no later than six (6) months prior to the date anticipated by Timber for Regulatory Approval by the FDA.  The JSC shall promptly review and finalize the Commercialization Plan.

Section 4.3            Commercialization Reports.  For each calendar year following the first Regulatory Approval for the Licensed Product in Territory A, Timber shall provide to AFT and the JSC annually within thirty (30) days after the end of such calendar year a written report that summarizes the Commercialization activities performed by or on behalf of Timber, its Affiliates and sublicensees in Territory A during such calendar year.

Section 4.4            Product Trademarks.  Timber shall brand the Licensed Products in Territory A using the AFT Trademarks, and such other trademarks, logos, and trade names Timber determines appropriate, which may vary by region or within a region (other than the AFT Trademarks, the “Product Marks”).  Timber shall own all rights in the Product Marks in Territory A and shall register and maintain the Product Marks in Territory A that it determines reasonably necessary.  AFT shall and hereby grants to Timber, during the Term and subject to the terms and conditions of this Agreement, a royalty-bearing, exclusive license under AFT’s rights to use such AFT Trademarks in connection with the Commercialization of the Licensed Product in Territory A in compliance with Applicable Laws and this Agreement.  Timber shall comply with AFT’s brand usage guidelines provided to Timber in its use of the AFT Trademarks.  For the avoidance of doubt, AFT (a) has sole discretion regarding prosecution and maintenance of the AFT Trademarks, provided that, after Timber has initiated launch efforts to Commercialize the Licensed Product under any particular AFT Trademarks, AFT shall notify Timber in writing of any decision to modify and/or discontinue the application or registration of such AFT Trademarks in Territory A, and (b) has no obligation to ensure that, and provides no guarantee that, any applications included in the AFT Trademarks issues to a registered trademark in Territory A.

Section 4.5            No Diversion.  Timber hereby covenants and agrees with respect to countries outside of Territory A, and AFT hereby covenants and agrees with respect to countries in Territory A, that it shall not, and shall ensure that its Affiliates and sublicensees (other than Timber) shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Product in such countries.  With respect to any country or region outside Territory A (which are exclusively reserved for AFT), Timber shall not, and with respect to any countries or region in Territory A (which are exclusively reserved for Timber), AFT shall not, and each Party shall ensure that its Affiliates and their respective sublicensees (and for AFT, other than Timber) shall not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) sell or distribute Licensed Products to any person in such country who intends to sell or has in the past sold Licensed Products in such countries.  If Timber receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a region or country outside Territory A, Timber shall promptly refer that order to AFT and Timber shall not accept any such orders.  If AFT receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a region or country in Territory A, AFT shall promptly refer that order to Timber and AFT shall not accept any such orders.  Timber shall not deliver or tender (or cause to be delivered or tendered) Licensed

Products into a country or region outside Territory A.  AFT shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country or region in Territory A (other than for purposes of permitted Development or Manufacturing activities).  Without limiting Timber’s available rights and remedies, Timber and its Affiliates shall not intentionally restrict or impede AFT’s exercise of its retained exclusive rights outside Territory A as permitted herein.  Without limiting AFT’S available rights and remedies, AFT and its Affiliates shall not intentionally restrict or impede Timber’s exercise of its exclusive rights in Territory A as permitted herein.

ARTICLE 5

JOINT STEERING COMMITTEE

Section 5.1            Joint Steering Committees.  Promptly, but not later than thirty (30) days following with Effective Date, the Parties shall form a joint coordination committee (“JSC”) to oversee, coordinate and review recommendations and approve decisions in respect of the matters set forth hereunder, including the overall strategy for Developing, supply and Commercializing the Licensed Product in Territory A, so as to maximize the commercial potential of the Licensed Product in Territory A while harmonizing such efforts with the Development and Commercialization of the Licensed Product outside of Territory A.

Section 5.2            Members.  The JSC shall comprise four (4) voting members (each, a “JSC Member”).  Each Party shall have the right to appoint two (2) JSC Members to serve on the JSC, where each JSC Member shall be a member of management of the appointing Party. Each Party will have the right to replace its JSC Members upon notice to the other Party.

Section 5.3            Governance.  The JSC shall meet on a quarterly basis, or as frequently as the Parties may otherwise agree.  The JSC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method.  Decisions at the JSC shall be made unanimously, with a quorum consisting of all four (4) JSC Members and the representatives of each Party collectively having one (1) vote on behalf of such Party.  In the event of a deadlock at the JSC, then the deadlocked dispute shall be escalated to the Parties’ Chief Executive Officers (or an executive officer of a Party designated by the Chief Executive Officer of such Party who has the power and authority to resolve such matter) (the “Executive Officers”) for review and resolution.  To the extent that the Parties’ Executive Officers cannot resolve such dispute within fifteen (15) days after escalation to the Executive Officers, then Timber shall have final decision-making authority on all matters relating to the Commercialization of Licensed Product solely in Territory A and on all matters relating to the Development (including, for the avoidance of doubt, Regulatory Approval) of Licensed Product solely in Territory A, except in each case if AFT determines in good faith, following discussions with Timber, that the decision regarding a matter would have a materially negative impact on the (a) Development, Regulatory Approval, Manufacture or Commercialization of Licensed Product outside of Territory A, (b) Manufacture of Licensed Product in Territory A, or (c) any Global  Study of the Licensed Product, in which cases, AFT shall have the final decision-making authority over such matter; provided, however, that no such decision by AFT shall be permitted to materially and adversely alter the rights or obligations of Timber under this Agreement or to materially increase costs for which Timber is responsible under this Agreement, in each case without Timber’s written consent, which it will not unreasonably withhold.  AFT shall have final decision-making authority on all matters relating to Regulatory Approval outside of Territory A and relating to Manufacture of Licensed Products.

Section 5.4            Alliance Managers; Non-Member Attendance.  Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties (each, an “Alliance Manager”). The Alliance Mangers will attend meetings of the JSC, as voting or non-voting participants (as applicable) at such meetings.  The Alliance Manager will be responsible for maintaining minutes of all the meetings with the understanding that draft meeting minutes will be sent for review within twenty (20) days after each JSC meeting.  The Alliance Managers will be further responsible for creating and maintaining collaborative, efficient and responsive communication within and between the Parties, and for day-to-day management of operational matters other than matters within the remit of the JSC.  The Alliance Managers shall have no authority to modify this Agreement or waive any non-compliance with its terms.  Each Party will have the right to replace its Alliance Manager upon written notice to the other Party.  Further, each Party may from time to time invite a reasonable number of participants, in addition to its JSC Members and Alliance Manager, to attend a meeting of the JSC (in a non-voting capacity) in the event that the planned agenda for such meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide ten (10) days prior written notice to the other Party and shall ensure that such Third Party is bound by a written confidentiality and non-use agreement consistent with the terms of this Agreement.

Section 5.5            Responsibilities of the JSC.  The JSC shall have the following responsibilities:

(i)            Review and approve of the Development of the Licensed Product;

(ii)           Draft, review and approve the Development Plan and any amendments thereto pursuant to Section 3.1.

(iii)          Review and approve a scientific and medical publication plan and medical affairs plan for Territory A;

(iv)          Coordinate supply of the Licensed Product to Timber by AFT.

(v)           Determine labeling on the Licensed Product.

(vi)          Review and approve changes to Licensed Product (including changes to formulation).

(vii)         Review new indications for a Licensed Product.

(viii)        Review, discuss and approve the Commercialization Plan and amendments thereto.

(ix)          Review and discuss Commercialization reports provided pursuant to

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Section 7.3.

(x)           Review, coordinate and discuss any combination studies.

(xi)          Provide a forum for the discussion on any developed Intellectual

Property Covering the Licensed Product.

(xii)         Discuss the pricing strategy (including the price and any changes thereto) of the Licensed Product in Territory A; provided that Timber shall provide AFT with an opportunity to comment on such pricing strategy and shall consider in good faith any comment AFT may have on such pricing strategy.

(xiii)        Discuss minimum annual sales target (which, for clarity, shall be non-binding) and strategy for the Licensed Product.

Section 5.6            Limitation of JSC Authority.  The JSC shall only have the powers expressly assigned to it in this ARTICLE 5 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

ARTICLE 6

MILESTONES AND ROYALTIES

Section 6.1            Upfront Payment.  In addition to reimbursement of AFT’s previously spent Development Costs described in Section 3.2(a), which shall be payable on the Effective Date, Timber shall pay to AFT a one-time, irrevocable and non-creditable upfront payment of [*], which accrues and vests as of the Effective Date, but is payable in four installments as follows: (i) [*] payable no later than October 1, 2019; (ii) [*] payable no later than January 1, 2020; (iii) [*] payable no later than April 1, 2020; and (iv) [*] payable no later than July 1, 2020.  Notwithstanding the foregoing, once [*], the entire balance of the upfront fee shall be immediately due.

Section 6.2            Development Milestone Payments.  Timber shall pay to AFT the milestone payments as set forth in this Section 6.2 on an indication-by-indication basis (each, a “Development Milestone Payment”).  Timber shall notify AFT of the achievement by or on behalf of Timber, its Affiliates or sublicensees of any and each milestone event (each, a “Development Milestone Event”) set forth in the table below promptly following the occurrence thereof, but in no event later than [*] following the occurrence thereof.  Payment shall accompany the notice.  For purposes of the following table, “Completion” means the aggregation of, and making available to Timber, the applicable top-line data from such Clinical Trial, where “top-line data” means

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

applicable demographic data, the data for the primary endpoint and any applicable secondary endpoints and a summary of safety data, which are based on a locked database.

Development Milestone
Development Milestone Event For Each Indication	Payment
[*]	[*]
[*]	[*]
[*]	[*]

The above milestones are intended to be cumulative, such that if a later milestone is achieved prior to the achievement of one or more earlier milestones, the earlier milestone(s) will be deemed to have been achieved at the time the later milestone is achieved, and the corresponding milestone payment(s) shall be due and payable in accordance with this Section 6.2.

Section 6.3            Sales Milestone Payments.  Timber shall pay to AFT the following one-time sales milestone payments, on an indication-by-indication basis (each, a “Sales Milestone Payment”) following the achievement of each event described in the below table (each, a “Sales Milestone Event”).  Timber shall notify AFT of the achievement of each Sales Milestone Event within [*] following the end of the calendar quarter in which such Sales Milestone Event is achieved, and shall accompany such notice with the corresponding payment.

Sales Milestone Event	Sales Milestone Payment
[*]	[*]
[*]	[*]

Each Sales Milestone Payment will be payable only one-time and only upon the first achievement of the applicable Sales Milestone Event in Territory A.  For clarity, the Sales Milestone Payments in this Section 6.3 shall be additive such that if both Sale Milestone Events specified above are achieved in the same year, then both Sale Milestone Payments shall be payable within [*] after the end of such calendar quarter in which such Sales Milestone Events were achieved in such year.

Section 6.4            Royalty Payments.

(a)           By Timber.  On a country-by-country basis, Timber shall pay AFT [*] of Net Sales of all Licensed Products sold in Territory A, which royalty rate shall be reduced to eight [*] upon the later [*] (“Royalty Term”).  Within thirty (30) days after the end of each calendar

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

month during the Term, Timber shall provide to AFT a report that contains the following information for the applicable calendar month, on a region-by-region basis: (i) the amount of Net Sales of Licensed Products, (ii) a calculation of the royalty payment due on such Net Sales, and (iii) the exchange rate used for converting any Net Sales recorded in a currency other than U.S. Dollars.  Timber shall pay all royalties within [*] after the end of each calendar quarter for which such royalties accrue. Royalties shall be reported and payable in the currency in which the Net Sales were invoiced.

(b)           By AFT.  On a country-by-country basis, AFT shall pay Timber (i) [*] of Net Royalties, (ii) [*] of Net Milestones, and (iii) [*] of AFT Net Sales (collectively the “Territory B Revenue Share”).  Within [*] after the end of each calendar month during the Term, AFT shall provide to Timber a report that contains the following information for the applicable calendar month, on a region-by-region basis: (i) the amount of AFT

Net Sales, Net Royalties and Net Milestones, and (ii) a calculation of the Territory B Revenue Share due on such AFT Net Sales, Net Royalties and Net Milestones..  AFT shall pay the Territory B Revenue Share within [*] after the end of each calendar quarter for which such amounts accrue.  Territory B Revenue Share shall be reported and payable in the currency in which the AFT Net Sales, Net Royalties and Net Milestones were invoiced, respectively.  AFT may deduct then-unpaid Development Costs for Territory B that have been invoiced to Timber during any given calendar quarter against Territory B Revenue Share payable to Timber during the same calendar quarter, and will provide a reasonable accounting thereof to Timber.

(c)           Generic Products.  The royalty rate that would otherwise be payable on Net Sales of Licensed Products in Territory A under Section 6.4(a) shall be reduced, on a country-by-country basis, by an amount during any quarter in which (i) at least one Generic Product is sold in such country, and (ii) such Generic Product(s), by unit equivalent volume in such country, exceeds a given market share in such country, all as set forth pursuant to the following:

The Generic Product market share is [*].	The royalty rate shall be reduced by[*].
The Generic Product market share is [*].	The royalty rate shall be reduced by [*].
The Generic Product market share is [*].	The royalty rate shall be reduced by [*].
The Generic Product market share is [*].	The royalty rate shall be reduced by [*].
The Generic Product market share is [*].	The royalty rate shall be reduced by [*].

For purposes of the above, “market share” means the unit sales of the Generic Product(s) as a percentage of the combined unit sales of the Generic Product(s) and the Licensed Product, as determined by market data published by IMS Health, IQVIA or such other industry publication mutually agreed to by the Parties.  For purposes of this Section 6.4(c), “Generic Product” means any product (other than the Licensed Product) sold by a Third Party containing rapamycin that (I) is A-Rated (as defined by the FDA), or the applicable foreign equivalent of A-Rated, to such Licensed Product, (II) that is sold in a country in Territory A by a Third Party that is not selling such product under authorization from Timber and (III) has received Regulatory Approval for the same indication as the Licensed Product in such country.

The foregoing reductions shall also apply to AFT Net Sales.

(d)           Bundling and Combination Products.  If Timber or any of its Affiliates or sublicensees sells a Licensed Product to a customer who also purchases Other Products, Timber agrees not to, and shall require its Affiliates and its and their sublicensees not to, (a) bundle or include the Licensed Product as part of any multiple product offering or Combination Product in a manner that (i) is reasonably likely to disadvantage such Licensed Product in order to benefit sales or prices of Other Products, or (ii) is designed to deprive AFT from the benefit of the definition of Net Sales or payments due to it hereunder, or (b) sell or offer for sale a product or process for use with a Licensed Product at a price that is higher than the fair market value for such product or process while concurrently selling or offering for sale the accompanying Licensed Product at a price that is lower than the fair market value for such Licensed Product.  Without limiting the foregoing, if a Licensed Product is included as a “bundle” of products and/or services, Timber may discount the bona fide list price of a Licensed Product by no more than the average percentage discount of all products in a particular “bundle,” calculated as [1-(A/B)] x 100, where “A” equals the total discounted price of a particular “bundle” of products, and “B” equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”.  The foregoing provisions in this Section 6.4(d) shall apply to AFT on a mutatis mutandis basis with respect to AFT Net Sales.

Section 6.5            Payments.  All payments to be made under this Agreement shall be paid by electronic transfer in immediately available funds to such bank account as is designated in writing and as expressly authorized by the recipient.  All payments shall be free and clear of any transfer fees or charges.

Section 6.6            Taxes.  Except as otherwise stated, each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business.  Any payment payable by a Party hereunder would be paid free and clear of any and all deductions, withholding taxes or value-added tax (“VAT”) required by Applicable Law, except that if any deductions or withholding taxes on incomes or VAT are required by Applicable Law to be made from any payment, then the paying Party shall increase the amount paid to other Party by fifty percent (50%) of any amount so deducted or

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

withheld for such taxes.  The Parties acknowledge and agree that it is mutual objective and intent to minimize, to the extent feasible under the Applicable Laws, any taxes payable in connection with this Agreement, and shall reasonably cooperate each other in good faith in accordance with Applicable Laws to minimize any taxes in connection with this Agreement.

ARTICLE 7

AUDIT AND INSPECTION RIGHTS

Section 7.1            Records.  Timber shall keep, and shall require its Affiliates and permitted sublicensees to keep (all in accordance with the GAAP, consistently applied), for a period not less than five (5) years complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any milestone payment payable hereunder to be determined.  AFT shall keep, and shall require its Affiliates and sublicensees (other than Timber) to keep, for a period not less than five (5) years complete and accurate records in sufficient detail to properly reflect Territory B Revenue Share.

Section 7.2            Audits by AFT.  AFT will have the right to audit and inspect the applicable financial records and related documents and facilities of Timber and/or any relevant Affiliate or sublicensee, solely in connection with Licensed Product, (i) if without cause no more frequent than twice a year, and (ii) if with cause at any time during the Term, and for five (5) years after termination or expiration of this Agreement, upon thirty (30) days’ prior written notice, in each case to verify Timber’s reporting duties and compliance with the terms of this Agreement.  Timber will also comply, and will cause its Affiliates and sublicenses to comply, with all audits and inspections required pursuant to any Upstream License.  No period may be audited more than once.  The cost of the audit and inspection will be borne by AFT, unless the audit reveals an underpayment of payments of five percent (5%) or greater for the period under audit, in which case, Timber shall cover the cost.  If AFT discovers any underpayment, such underpayment shall be subject to interest subject to Section 7.4 measured from the date that full payment should have been paid.

Section 7.3            Audits by Timber.  Timber will have the right to audit and inspect the applicable financial records and related documents of AFT and its Affiliates to verify calculation of the Territory B Revenue Share. Such audit shall occur no more than once per year and upon at least thirty (30) days’ prior written notice.  No period may be audited more than once.  The cost of the audit and inspection will be borne by Timber, unless the audit reveals an underpayment of Territory B Revenue Share of five percent (5%) or greater for the period under audit, in which case, AFT shall cover the cost.  If Timber discovers any underpayment of Territory B Revenue Share, such underpayment shall be subject to interest subject to Section 7.4 measured from the date that full payment should have been paid.

Section 7.4            Interest.  Each Party shall pay interest on any amounts overdue under this Agreement at a per annum rate of [*], assessed from the day payment was initially due; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws.  The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

ARTICLE 8

SUPPLY

Within thirty (30) days following the Effective Date, the Parties will execute a separate supply agreement containing supply and quality terms and conditions (the “Supply Agreement”).  AFT shall supply Licensed Product pursuant to the Supply Agreement at the transfer price set forth on Exhibit B.  Timber and its Affiliates shall (i) obtain and maintain all required import licenses, and shall serve as importer of record for all Licensed Products delivered in or into any region in Territory A pursuant to this Agreement and the Supply Agreement; and (ii) be responsible for all customs’ duties, import tariffs and the like for the importation of the Licensed Product in or into any region in Territory A.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1            Mutual Representations, Warranties and Covenants.  AFT and Timber, each for itself and its Affiliates, represent, warrant and covenant to the other Party as of the Effective Date:

(a)           the execution, delivery to the other Party and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement do not and shall not conflict, in any material respect, with, or result in a breach of, any of the terms or provisions of: (i) any other contractual obligations of such Party; (ii) the provisions of its charter, operating documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the warranting Party’s ability to meet its obligations hereunder;

(b)           this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (ii) equitable principles of general applicability;

(c)           such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof except where failure to be in good standing would not materially impact the Party’s ability to meet its obligations hereunder;

(d)           such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(e)           no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement; and

(f)            in the course of performing its obligations or exercising its rights under this Agreement, shall, and shall cause its Affiliates, permitted sublicensees to, comply with all Applicable Laws, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

Section 9.2            Anti-Corruption Compliance.  Each Party makes the following representations, warranties and covenants:

(a)           Compliance.  Neither Party nor any of its Affiliates, nor any of their respective shareholders, directors, officers, employees, agents, consultants or other representatives have performed or will perform, in connection with this Agreement, directly or indirectly, any act constituting a violation of the FCPA, the UK Anti-Bribery Act, or the anti-bribery laws of Territory A or any other countries, or any regulations promulgated thereunder, including, without limitation, making, promising to make or offering to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to anyone, including any “foreign official” (as defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, whether in money, property, services or anything else of value, in violation of any Applicable Laws or for the purpose of (1) obtaining favorable treatment in securing business, (2) paying for favorable treatment for business secured, (3) obtaining special concessions or for special concessions already obtained, (4) otherwise influencing the acts of such foreign official, political party or official thereof or candidate for foreign political office in their official capacity, or (5) otherwise obtaining an improper advantage in securing or retaining business.

(b)           Cooperation with Investigations.  Each Party will fully cooperate with any ethics or compliance investigations into possible FCPA violations of the FCPA or the anti-bribery laws and regulations of Territory A or other countries that arise in connection with this Agreement.

(c)           Complete and Accurate Books and Records.  Each Party will keep accurate financial books and records in connection with its performance under this Agreement.

(d)           To its knowledge as of the Effective Date and during the Term, neither such Party nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its subsidiaries or any of their Affiliates:

(i)            has taken any action in violation of any applicable anticorruption law, including the FCPA, the UK Anti-Bribery Act, or the anti-bribery laws of Territory A or any other countries;

(ii)           has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 9.2(f) below);

(iii)          has influenced any act or decision of any Public Official in his official capacity;

(iv)          has induced such Public Official to do or omit to do any act in violation of his lawful duty;

(v)           has secured any improper advantage; or

(vi)          has induced such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

(e)           As of the Effective Date, none of the officers, directors, employees, of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.

(f)            For purposes of this Section 9.2, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

Section 9.3            Additional Warranties and Representations by AFT.  AFT additionally represents, warrants and covenants to Timber that as of the Effective Date:

(i)            it Controls the Licensed IP and has the right (including under the Innova Parent License) to grant all rights and licenses it purports to grant to Timber hereunder;

(ii)           it has not granted, does not intend to grant and will not grant licenses or other rights under the Licensed Product and the Licensed IP that are in conflict with the terms and conditions of the Agreement;

(iii)          it has not received written notice alleging that the Development or Commercialization of the Licensed Product infringes or misappropriates any Intellectual Property right of any Third Party; and

(iv)          it has complied in all material respects with the terms of the Innova Parent License and will continue to do so for the Term.

Section 9.4            No Other Warranties.  EXCEPT AS EXPRESSLY STATED HEREIN OR IN THE SUPPLY AGREEMENT, ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTY THAT THE USE OF THE LICENSED COMPOUND OR LICENSED PRODUCT WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY,  ARE EXCLUDED AND DISCLAIMED.  AFT MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES THAT ANY OF THE LICENSED IP IS VALID OR ENFORCEABLE OR THAT PATENTS WILL ISSUE UPON PATENT APPLICATIONS.

ARTICLE 10

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 10.1          Indemnification by Timber.  Timber shall indemnify and hold AFT, its Affiliates, and their respective directors, agents and employees (collectively, the “AFT Indemnitees”) harmless from and against any and all liabilities, penalties, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) the Development or Commercialization of the Licensed Product by Timber, its Affiliates or permitted sublicensee in and for Territory A, (ii) the breach of any obligations, warranties, representations and covenants hereunder by Timber, its Affiliates or permitted sublicensees, (iii) the gross negligence or willful misconduct of Timber, its Affiliates or permitted sublicensees, or (iv) Timber’s failure to pay third party clinical site invoices as required under Section 3.2(a).

Section 10.2          Indemnification by AFT.  AFT shall indemnify, defend and hold Timber, its Affiliates, and their respective directors, agents and employees harmless (collectively, the “Timber Indemnitees”) from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) the Development or Commercialization of the Licensed Product outside Territory A, (ii) the Manufacture of the Licensed Product by AFT and its designees, (iii) Development activities undertaken by or on behalf of AFT in Territory A (other than by or on behalf of Timber), (iv) the breach of any obligations, warranties, representations or covenants hereunder by AFT or its Affiliates, (v) the breach of any of the terms of the Innova Parent License by AFT, its Affiliates or their sublicensees (other than Timber) under the Innova Parent License, or (vi) the gross negligence or willful misconduct of AFT or its Affiliates.

Section 10.3          Indemnification Procedures.

(a)           Notice of Claim.  All indemnification claims under Section 10.1 or Section 10.2, as applicable, will be made solely by Timber or AFT on behalf of its respective indemnified entities (collectively, the “Indemnified Parties” and each an “Indemnified Party”).  The Indemnified Party will give the other Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 10.1 or Section 10.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice except to the extent that such delay actually prejudices the defense of such proceeding.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim.

(b)           Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 10.1 or Section 10.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 10.3.

(c)           Right to Participate in Defense.  Without limiting the foregoing, any Indemnified Party will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment and reimbursement thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 10.3, in which case the Indemnified Party will be allowed to control the defense at the Indemnifying Party’s expense.

(d)           Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party (i) becoming subject to injunctive or other relief or (ii) admitting any breach or violation of contract or law, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto).  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, it obtains the prior written consent of the Indemnified Party (which consent will be not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 10.3(b) will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 10.3(b).

(e)           Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(f)            Expenses of the Indemnified Party.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 10.4          LIMITATION OF LIABILITY.  EXCEPT TO THE EXTENT INCLUDED IN LOSSES RESULTING FROM A THIRD PARTY CLAIM FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY (OR AN INDEMNITEE OF SUCH OTHER PARTY) PURSUANT TO THIS ARTICLE 10 OR ARTICLE 13 IN NO EVENT WILL EITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES), INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN IN THE EVENT OF INTENTIONAL MISREPRESENTATION, FRAUD OR WILLFUL MISCONDUCT.  Damages caused by a Party’s breach of ARTICLE 12 or ARTICLE 13 are not limited by this Section 10.4.

Section 10.5          Insurance.  During the Term, each Party shall procure, provide a certificate of insurance of, and maintain insurance, including general liability insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at least thirty (30) days prior to when Licensed Product is being clinically tested in human subjects (in the case of clinical trial insurance)

or commercially distributed or sold (in the case of product liability insurance) by such Party pursuant to this Agreement.  The policies of insurance obtained by the Parties hereunder must state that the insurer shall notify the other Party at least thirty (30) days prior to termination, cancellation of, or any material change in, the coverage provided.

ARTICLE 11

TERM AND TERMINATION

Section 11.1          Term.  This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until terminated pursuant to this ARTICLE 11 (the “Term”).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Section 11.2          Unilateral Termination by Timber.  Timber shall have the right to terminate (i) this Agreement in its entirety; or (ii) this Agreement on a country-by-country basis in Territory A; and in each case at any time upon providing at least one hundred and twenty (120) days’ prior written notice to AFT; provided, however, that if Timber terminates this Agreement with respect to the United States only, then such termination shall automatically terminate the entire Agreement.

Section 11.3          Termination by AFT; Termination for Patent Challenge.  AFT may terminate this Agreement upon notice to Timber (i) in its entirety if Timber does not effect a First Commercial Sale of the Licensed Product within the United States [*] of Regulatory Approval by the FDA; and (ii) with respect to Canada or Mexico only if Timber does not effect a First Commercial Sale of the Licensed Product within Canada or Mexico, respectively, within [*] of Regulatory Approval within such country.  Either Party may terminate this Agreement in its entirety, upon thirty (30) days’ notice to the other Party if such other Party or any of its Affiliates or its or their sublicensees (and for AFT, other than Timber) initiates or voluntarily joins as a party to any legal action that challenges the validity, enforceability or scope of the Licensed Patents (which, for the avoidance of doubt, includes any challenges regarding the validity, enforceability or scope of the Innova Patents), or intentionally causes or requests a review by any court or governmental authority having jurisdiction over the Licensed Patents (which, for the avoidance of doubt, includes any challenges regarding the validity, enforceability or scope of the Innova Patents).

Section 11.4          Termination for Material Breach.  Either Party (the “Terminating Party”) may terminate this Agreement in its entirety, or on a country-by-country basis, in the event the other Party (the “Breaching Party”) has materially breached any term of this Agreement, and such material breach has not been cured within sixty (60) days after receipt of written notice of such breach by the Breaching Party from the Terminating Party.  The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on reasonable notice of such material breach.

Section 11.5          Termination due to Bankruptcy.  Either Party may terminate upon thirty

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

(30) days’ written notice if the other Party: (i) becomes subject to a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, (ii) becomes subject to an involuntary petition regarding the foregoing that is not dismissed within 60 days after filing, (iii) declares or admits publicly and in writing that it is insolvent or is unable to meets its debts as they mature, or (iv) makes an assignment for the benefit of all or substantially all of its creditors.

Section 11.6          Effect of Termination.  All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies.  In the event this Agreement is terminated (which, for clarity, will not include an expiration), then:

(a)           Reversion of Rights to AFT.  Without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination, on a country-by-country basis: (i) all rights and licenses granted herein to Timber in such country shall immediately terminate, (ii) all such rights shall revert back to AFT; (iii) Timber shall cease any and all Development and Commercialization activities with respect to the Licensed Product in such country as soon as is reasonably practicable under Applicable Law; and (iv) Timber will, at its own expense, promptly assign or transfer, or cause to be assigned and transferred to AFT or its designee (or if not so assignable under Applicable Law, Timber shall take all reasonable actions to make available to AFT and its designee the benefits of), all regulatory filings and regulatory approvals concerning Licensed Products.

(b)           Trademarks.  Timber shall, and shall cause its Affiliates and permitted sublicensees, to promptly transfer and assign to AFT, at no cost to AFT, all Product Marks.

(c)           Transition Assistance.  Timber shall, and shall cause its Affiliates and permitted sublicensees, to provide reasonable assistance, at no cost to AFT, as may be reasonably necessary or useful for AFT or its designee to commence or continue Developing, seeking or maintaining Regulatory Approval, or Commercializing Licensed Products in Territory A for a period of up [*] after the effective date of such termination (the “Transition Period”), (i) to the extent Timber is then performing or having performed such activities, including transferring or amending as appropriate, upon request of AFT, any agreements or arrangements with Third Parties to Develop and Commercialize the Licensed Products in Territory A; and (ii) with respect to any sublicenses Timber entered into with Third Parties, at AFT’s option, either assign such sublicenses to AFT or terminate such sublicenses.  To the extent that any such contract between Timber and a Third Party is not assignable to AFT or its designee, then, to the extent reasonably practicable, Timber shall reasonably cooperate with AFT to arrange to continue to and provide such services from such entity.

(d)           Ongoing Clinical Trial.  If at the time of such termination, any Clinical Trials for the Licensed Products are being conducted by or on behalf of Timber in the name of AFT pursuant to ARTICLE 3, then, at AFT’s election on a Clinical Trial-by-Clinical Trial basis: Timber shall, and shall cause its Affiliates and permitted sublicensees to, (i) (A) continue to conduct such Clinical Trial during the Transition Period or another period of time as determined by AFT after the effective date of such termination at AFT’s cost, and (B) after such period, to (y) fully cooperate with AFT to transfer the conduct of all such Clinical Trial to AFT or its designee or (z) continue to conduct such Clinical Trials in the name of AFT, at AFT’s cost, for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Trials, or (ii) fully cooperate with AFT to transfer the conduct of all such Clinical Trial to AFT or its designee.

(e)           Inventory.  Timber shall, if directed by AFT in writing, (i) transfer to AFT or its designee all saleable inventory of the Licensed Product then in possession or control of Timber, its Affiliates or permitted sublicensees; provided that AFT shall pay Timber a price equal to Timber’s costs for such Licensed Products (including shipping costs).  Timber shall also continue to use Commercially Reasonable Efforts to Commercialize all inventory of the Licensed Products then in possession or control of Timber, its Affiliates or permitted sublicensees during the Transition Period and make the corresponding payments, including any milestone payments or royalties to AFT under this Agreement as though this Agreement had not been terminated.

(f)            Return of Confidential Information.  At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Product that are in the Receiving Party’s or its Affiliates’ or sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives.  Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.

(g)           License to AFT.  In cases of termination by Timber pursuant to Section 11.2, or by AFT pursuant to Section 11.3, Section 11.4 or Section 11.5, the license granted to AFT in Section 2.5 shall automatically become for throughout the world.

Section 11.7          Remedies.  Except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.  Each Party shall be free, pursuant to Section 10.4, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained against the other Party in a final determination under Section 10.4, against any amounts otherwise due to such other Party under this Agreement.

Section 11.8          Survival.  Section 2.5, Section 3.2(b), Section 3.3, Section 11.5, Section 11.6, Section 11.7, Section 11.8, ARTICLE 7, ARTICLE 10, ARTICLE 12, ARTICLE 13 and ARTICLE 14, and each Party’s outstanding payment obligations, shall survive the termination, cancellation or expiration of this Agreement.

ARTICLE 12

INTELLECTUAL PROPERTY

Section 12.1          Ownership of Inventions.  Each Party shall own any Inventions made solely by its (or its Affiliates’) own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”).  The Parties shall jointly own any Inventions for which the inventors include at least one employee, agent, or independent contractor of each Party (or its respective Affiliates) in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”); provided that, any Inventions that are improvements upon Licensed IP shall be deemed included in the licenses granted to Timber under this Agreement.  Inventorship shall be determined in accordance with U.S. patent laws.  Subject to any licenses granted under this Agreement, each Party will have the right to practice and exploit any Joint Inventions without the duty of accounting to any other Party or seeking consent (for licensing, assigning or otherwise exploiting Joint Inventions) from the other Party by reason of the joint ownership thereof; and each Party hereby waives any right such Party may have under the laws of any jurisdiction to require any such approval or accounting and, to the extent there are any Applicable Laws that prohibit such a waiver, each Party will be deemed to have so consented.  In furtherance thereof, at the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Inventions.

Section 12.2          Disclosure of Inventions.  Either Party shall promptly disclose to the other Party any Sole Invention that relates to the Licensed Product.  With respect to any Joint Invention, each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the Joint Invention, and all information relating to such Invention to the extent necessary for the use of such Invention in the Development or Commercialization of the Licensed Product and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such Invention.

Section 12.3          Prosecution of Patents.

(a)           Licensed Patents.  As between the Parties, AFT shall have the sole right and authority, to prepare, file, prosecute and maintain the Patents within the Licensed Patents on a worldwide basis, and at its expense.  AFT shall, during the Term, (i) keep Timber reasonably informed of the status of the Licensed Patents and provide Timber with copies of material communications from any patent authority in Territory A in connection therewith; (ii) provide Timber with drafts of all proposed material filings and correspondences to any patent authorities in Territory A with respect to the Licensed Patents for Timber’s review and comment prior to the submission of such proposed filings and correspondences; and (iii) reasonably consider in good faith Timber’s comments prior to submitting such filings and correspondences.  If AFT determines in its discretion to abandon or not maintain any Licensed Patent(s) Controlled by AFT in Territory A, then AFT shall provide Timber with written notice of such determination within such period of time reasonably necessary to allow Timber to assume the responsibility of maintenance and/or prosecution of such Licensed Patent(s) (which notice from AFT shall be given no later than thirty (30) days prior to any final deadline for any pending action or response that may be due with respect to such Licensed Patent(s) with the applicable patent authority) and thereafter Timber shall have the right, not the obligation to assume the maintenance and/or prosecution of such Licensed Patent(s) in Territory A in the name of AFT at Timber’s cost.

(b)           Timber Patents.  Timber shall have the sole right and authority to prepare, file, prosecute and maintain the Patents claiming Timber’s Sole Inventions that do not constitute a Timber Licensed Compound Invention on a worldwide basis at its sole expense. Timber shall have the sole right and authority to prepare, file, prosecute and maintain the Patents claiming Timber’s Sole Inventions that constitute a Timber Licensed Compound Invention (the “Timber Patents”) in Territory A at its sole expense.  AFT shall have the first right and authority, to prepare, file, prosecute and maintain the Timber Patents outside Territory A at its expense.  The prosecuting Party under this Section 12.3(b) shall, during the Term, (i) keep the non-prosecuting Party reasonably informed of the status of the Timber Patents and provide the non-prosecuting Party with copies of material communications from any patent authority in connection therewith; (ii) provide the non-prosecuting Party with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Timber Patents for the non-prosecuting Party’s review and comment prior to the submission of such proposed filings and correspondences; and (iii) reasonably consider in good faith the non-prosecuting Party’s comments prior to submitting such filings and correspondences.  If the prosecuting Party determines in its discretion to abandon or not maintain any Timber Patent(s), then the prosecuting Party shall provide the non-prosecuting Party with written notice of such determination within such period of time reasonably necessary to allow the non-prosecuting Party to assume the responsibility of maintenance and/or prosecution of such Timber Patent(s) (which notice from the prosecuting Party shall be given no later than thirty (30) days prior to any final deadline for any pending action or response that may be due with respect to such Timber Patent(s) with the applicable patent authority) and thereafter the non-prosecuting Party shall have the right, not the obligation, to assume the maintenance and/or prosecution of such Timber Patent(s) in its name at its cost.

(c)           Joint Patents.  Except as otherwise provided in this Section 12.3(c), AFT shall have the primary right and authority to prepare, file, prosecute and maintain the Patents claiming Joint Inventions (“Joint Patents”) on a worldwide basis at its own expense.  AFT shall provide Timber with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain Joint Patents, including by providing Timber with a copy of material communications from any patent authority regarding any Joint Patent, and by providing drafts of any material filings or responses to be made in advance of submitting such filings or responses.  AFT shall consider Timber’s comments regarding such communications and drafts in good faith and shall not unreasonably disregard any such comments.  If AFT determines in its discretion to abandon or not maintain any Joint Patent(s) anywhere in the world, then AFT shall provide Timber with a written notice of such determination within such period of time reasonably necessary to allow Timber to determine its interest in such Joint Patent(s) (which notice from AFT shall be given no later than sixty (60) days prior to any final deadline for any pending action or response that may be due with respect to such Joint Patent(s) with the applicable patent authority) and thereafter Timber shall have the right, not the obligation, to assume the maintenance and/or prosecution of such Licensed Patent(s) in Timber’s name at Timber’s cost.

(d)           Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided in this Section 12.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below.  Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s prosecution efforts.

(i)            The Parties shall respectively prepare, file, maintain and prosecute the Licensed Patents, the Timber Patents and the Joint Patents as set forth in this Section 12.3.  As used herein, “prosecution” of such Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings.

(ii)           All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Licensed Patents, the Timber Patents and the Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information of the Party Controlling the relevant Patent and subject to the confidentiality provisions of ARTICLE 13.

Section 12.4          Intellectual Property Enforcement.

(a)           In the event that either Party becomes aware of any infringement or potential infringement of any of the Licensed IP, Timber Patents or Joint Patents by a Third Party in Territory A, such Party shall promptly notify the other Party in writing, identifying the infringer or potential infringer and the infringement complained of and furnishing the information upon which such determination is based.  Timber shall have the exclusive right to enforce Timber Patents and the Licensed IP in Territory A, and AFT shall have the right, in cooperation with and pursuant to good faith discussions with Timber, to enforce Timber Patents (only in cases of potential infringement by a Third Party making, using (for any purpose, including research or commercial purposes), offering to sell or selling a product suspected to infringe the Licensed Product) and the Licensed IP outside Territory A.  If Timber does not take enforcement action in Territory A within thirty (30) days of its submission or receipt of notice of infringement under this Section 12.4(a), then AFT may take such enforcement action.

(b)           If one Party elects to bring suit or take action under this Section 12.4 against an infringement, then the other Party shall have the right, prior to commencement of the suit or action, to join any such suit or action.  Each Party shall provide to the Party enforcing any such rights under this Section 12.4 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall consult the other Party in any important aspects of such enforcement, including determination of material litigation strategy and filing of important papers to the competent court.  Neither Party shall settle any claim, suit or action that it brought under this Section 12.4 involving Licensed IP or Joint Patents without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. AFT shall not settle any claim, suit or action involving Timber Patents without the prior written consent of Timber.

(c)           If either Party recovers monetary damages from any Third Party in a suit or action brought under Section 12.4 or any royalties, milestones or other payments from a license agreement with a Third Party resulting from any alleged infringement of Licensed IP, Joint Patents or Timber Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, action or license negotiations (first to the enforcing Party, then to the other Party), and any remaining amounts shall be retained by the Party bringing the suit or action; provided if such Party is Timber, such remaining amounts shall be included in the Net Sales in the applicable calendar year, and if such Party is AFT, such remaining amounts shall be included in Territory B Revenue Share in the applicable calendar year.

Section 12.5          Infringement of Third Party Intellectual Property.  If, during the Term, either Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party’s Intellectual Property in Territory A by reason of either Party’s activities in relation to the Agreement, either Party receiving such notice shall promptly notify the other Party of such notice, claim or proceeding and Timber shall have the first right, but not the obligation, to resolve such infringement or such possibility, including entering into a Third Party license with such Third Party with AFT’s prior written consent; provided that neither Party shall, without the other Party’s prior written consent, enter into any compromise or settlement that (i) admits the invalidity or unenforceability of any Licensed Patent or Joint Patent in Territory A or elsewhere in the world, or (ii) requires AFT or Timber to relinquish any Licensed Patent or Joint Patent in Territory A or elsewhere in the world; and provided further that AFT shall not without Timber’s prior written consent enter into any compromise or settlement that admits the invalidity or unenforceability of any Timber Patents or requires either Party to relinquish any Timber Patent.  AFT shall have the right to consult with Timber about any such litigation and to participate in and be represented by independent counsel in such litigation at AFT’s own expense.  If Timber elects not to resolve such infringement or such possibility of infringement, then (a) AFT shall, at Timber’s cost and expense, resolve such infringement or such possibility, and (b) AFT shall consider in good faith Timber’s comments with respect to strategy and negotiation of any action or proceeding.  Timber shall, at the request of AFT, agree to timely commence or join in any necessary litigation, and in any event to cooperate with AFT in such litigation.  Timber shall have the right to consult with AFT about any such litigation and to participate in and be represented by independent counsel in such litigation at Timber’s own expense.

Section 12.6          Publications.  AFT and Timber must jointly agree to publicly publish, present, or announce, either orally or in writing, any results or data relating the Licensed Compound or Licensed Product.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

ARTICLE 13

CONFIDENTIALITY

Section 13.1          Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement).  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(i)            were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(ii)           were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(iii)          became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;.

(iv)          were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v)           were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

Section 13.2          Confidentiality Obligations.  During the Term and for [*] thereafter, either Party shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., contract research organizations, site management organizations, and investigational sites), agents, consultants or, solely with respect to Timber, its sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, consultants or, solely with respect to Timber, its sublicensees, who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 13) that all such directors, officers, managers, employees, independent contractors, agents, consultants or, solely with respect to Timber, its sublicensees comply with such obligations.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors, agents, consultants or, solely with respect to Timber, its sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 13.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, so long as such recipient shall have agreed in writing to maintain the confidentiality of Confidential Information in accordance with the terms of this Agreement.  The Receiving Party shall remain responsible for any failure by any such Person to treat such Confidential Information as required by this Agreement.  If the Receiving Party is required to disclose Confidential Information in response to a court order or subpoena or to comply with the rules or regulations of regulatory agency or governmental agency in any country, the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party in sufficient time to enable the Disclosing Party to object or seek a limitation as to the scope of the disclosure.

Section 13.3          Permitted Disclosure and Use.  Notwithstanding Section 13.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with Applicable Laws; (c) respond to subpoena or other compulsory legal process; or (d) disclose Confidential Information related to the Licensed Product only to the extent such disclosure is made to a governmental authority, including Regulatory Authority, and is reasonably necessary to obtain or maintain Regulatory Approval of a Licensed Product, as applicable.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 13.3, such Party shall give advance written notice of such disclosure to the other Party sufficient to permit such other Party reasonable opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

Section 13.4          Confidentiality of Agreement Terms.  The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties.  Notwithstanding the foregoing, such terms may be disclosed by a Party to investment bankers, actual or potential investors or acquirers, and their respective advisors, in the context of a potential transaction, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this ARTICLE 13.  In addition, a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange

Commission, or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution, as required by Applicable Law.  In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information (including redaction of such terms where legally permissible).  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.  The Party subject to such disclosure requirement shall, if reasonably practicable under the circumstances, provide the other Party with a reasonable opportunity to review and comment in advance on the disclosing Party’s proposed disclosure and such disclosing Party shall consider in good faith any comments thereon provided by the other Party.

Section 13.5          Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

ARTICLE 14

MISCELLANEOUS

Section 14.1          Force Majeure.  All cases of force majeure, i.e., any events beyond the reasonable control of the Parties due to fire, flood, earthquake, explosion, riot, strike, lockout, war and similar casualties, shall, for the duration and to the extent caused by such disturbances, release the affected Party from the performance of its obligations hereunder (except Timber’s payment obligations hereunder).  Either Party shall notify the other Party promptly in the event of any indications of any such incidents occurring and shall discuss the effect of such incidents on this Agreement and the measures to be taken.  Either Party shall use its best endeavors to reasonably avoid or restrict any detrimental effects in connection with such incidents.

Section 14.2          Publicity.  Neither Party shall make a public announcement regarding the fact of conclusion of this Agreement without the prior written consent of the other Party.  When one Party wishes to make a public announcement regarding the Agreement, such Party shall notify the other Party of its intended announcement text and other relevant information on which the other Party may comment.

Section 14.3          Assignment.  The Agreement shall not be assignable by either Party (other than as described herein) without the prior written consent of the other Party, except that either Party may make an assignment, in whole or in part, without the other Party’s consent to its Affiliates for so long as such entity remains as an Affiliate of such Party, and each Party  may assign this Agreement in connection with the sale of all or substantially all of its assets or business relating to this Agreement.  Any permitted assignment shall be binding on the successors of the assigning Party.  This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns.  Any assignment or transfer in violation of this Section 14.3 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

Section 14.4          Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 14.5          Interpretation.  In the negotiation of this Agreement, each Party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either Party because that Party or its attorney drafted the provision.  The headings of each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular ARTICLE or Section.  The terms “including,” “includes” or “include,” whenever used in this Agreement, are deemed to be followed by the words “without limitation,” “such as” means “such as without limitation,” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.  All communications and notices between the Parties pursuant to this Agreement will be in English.  If a document, including this Agreement or any portion thereof, is translated into any language other than the English language, the English language text shall govern.

Section 14.6          Governing Law.  Governing law shall be the law of the State of New York, without regard to conflict of laws provisions that would require the application of the laws of any other jurisdiction, and the application of United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

Section 14.7          Jurisdiction.  In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the State or Federal courts located in New York.  Each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  The Parties waive trial by jury in any suit or action brought for the resolution of any dispute under this Agreement.

Section 14.8          Entire Agreement; Amendment.  This Agreement, including the Supply Agreement and the SDEA and the exhibits thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof (including any term sheets).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

Section 14.9          Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.10       Third Party Beneficiaries.  This Agreement is entered into for the sole protection and benefit of the Parties, and their respective permitted successors and assigns.  No other person shall have any rights or causes of action under this Agreement.

Section 14.11       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a Business Day, (ii) on the third (3rd) Business Day after mailing if sent by a reputable international overnight courier service, or (iii) on the seventh (7th) Business Day after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to AFT:

AFT Pharmaceuticals Limited

Level 1, 129 Hurstmere Road

Takapuna, Auckland

New Zealand 0622

Attention: Dr. Hartley Atkinson, Managing Director

If to Timber:

Timber Pharmaceuticals LLC

50 Tice Boulevard, Suite A26

Woodcliff Lake, NJ 07677

U.S.A.

Attention: Michael Derby, Executive Chairman

Section 14.12       Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

AFT PHARMACEUTICALS LIMITED

By:	/s/ Hartley Atkinson
Name: Hartley Atkinson
Title: Chief Executive Officer

TIMBER PHARMACEUTICALS LLC

By:	/s/ Michael L. Derby
Name: Michael L. Derby
Title: Executive Chairman

Signature page to License Agreement

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Exhibit A

Licensed Patents and AFT Trademarks

[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Exhibit B

Supply Agreement Terms

[*]

Exhibit C

INNOVA PARENT LICENSE AGREEMENT

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Exhibit C to Exhibit 10.30

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of September 8, 2014 (the “Effective Date”) by and between Innova Dermaceuticals LLC, a Wisconsin limited liability company (“Innova”), and Medicas Group LLC, a Connecticut limited liability company, and its Affiliates (together “Medicas”). Innova and Medicas are each hereinafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Innova owns or possesses certain patent rights and know-how related to the Technology (as defined below); and

WHEREAS, Medicas desires to obtain an exclusive license under such patent rights and know-how to make, have made, use and sell Licensed Product (as defined below) in or for the Territory (as defined below); and

WHEREAS, Innova desires to grant such license to Medicas on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.              DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this section 1 shall have the meanings specified.

1.1.                       “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other corporate or non-corporate entity that controls or is controlled by or is under common control with a Party to this Agreement.  An entity shall be regarded as in control of another entity if it (a) owns or directly or indirectly controls at least forty percent (40%) of (i) the voting stock of the other entity, or (ii) the equity interests in the case of any other type of entity with equity interests, or (c) if such other entity is a partnership, is a general partner of such other entity, or (d) (i) in the absence of the ownership of at least forty percent (40%) of the voting stock or equity interests of an entity  or (ii) in the case of any other type of entity, if it possesses, directly or indirectly, the power to control the board of directors or equivalent governing body of a corporation or other entity or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity.

1.2.                       “Agreement” has the meaning set forth in the Preamble.

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1.3.                       “Approval” shall mean (a) with respect to product in the U.S. (including its possessions and territories), all such approvals from the FDA or other government authorities for the marketing, use and sale of such product in the U.S., and (b) with respect to product in each other country (including any possessions or territories of such other country), approvals (including price approvals, if applicable) from all such government authorities of each such other country.

1.4.                       “Commercially Reasonable Efforts” means, with respect to a Party, efforts and resources comparable to those undertaken by pharmaceutical companies of similar size and scope as such Party, as applicable, to pursue intellectual property protection for, develop, manufacture, market, sell and distribute a pharmaceutical product owned by it or to which it has rights, which is of similar overall market potential at a similar stage in its product lifecycle, taking into account, inter alia, the competitiveness of the marketplace, the proprietary position of the product, the profitability of the product and other relevant factors.

1.5.                       “Confidential Information” shall mean with respect to a Party all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by such Party, or has otherwise become known to such Party, or to which rights have been assigned or licensed to such Party, as well as any other information and materials that are deemed confidential or proprietary to or by such Party (including, without limitation, all information and materials of such Party’s customers and any other Third Party and their consultants). Confidential Information shall not include any such information, data or materials to the extent that the receiving Party can demonstrate that such information, (a) as of the date of disclosure is known to the receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to the receiving Party or its Affiliates; (b) as of the date of disclosure is, or subsequently becomes, publicly known, through no fault or omission of the receiving Party or its Affiliates; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the disclosing Party.

1.6.                       “Development” or “Develop” means, with respect to a Licensed Product, all clinical and other development activities undertaken to obtain Approval of such Licensed Product in accordance with this Agreement. When used as a verb, “Developing” means to engage in Development and “Developed” shall have a corresponding meaning.

1.7.                       “Development Costs” shall mean all expenses associated with gaining Approval of the Licensed Product, including but not limited to clinical programs, regulatory affairs, project management, clinical consultants, materials and supplies, as well as all costs associated with NDA and PV submission batches or their equivalent, including testing,

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scale-up, process development, and technical transfer support required for manufacturing of such submission batches of Licensed Product by a Third Party contract manufacturer.

1.8.                       “FDA” shall mean the U.S. Food and Drug Administration and any successor agency or authority.

1.9.                       “Field” shall mean the indication comprising the treatment of facial angiofibromas in tuberous sclerosis.

1.10.                “GAAP” shall mean U.S. generally accepted accounting principles.

1.11.                “First Commercial Sale” shall mean with respect to a country of the Territory the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Medicas or any Affiliate or Sublicensee following Approval of such Licensed Product in such country.

1.12.                “Improvement” shall mean any new and useful process, manufacturing development, device, composition of matter, method of use or any change or development in the formulation, ingredients, preparation, presentation, means of delivery, dosage, package, or use first conceived, reduced to practice or developed after the Effective Date and during the Term by Innova or its Affiliates, or any employee, agent, or consultant under the direction or control of Innova or its Affiliates, either solely or jointly with any Third Party, which:

1.12.1.           increases the performance, efficacy or safety of the Technology or the Licensed Product in the Field; or

1.12.2.           reduces the (a) cost of manufacture, or (b) harmful side effects or adverse reactions to the Technology or the Licensed Product in the Field; or

1.12.3.           otherwise relates to the manufacture or use of the formulation of rapamycin (also known as sirolimus) in the Field or the practice of the method claimed in any of the patents and/or patent applications within the Patent Rights.

1.13.                “Know-How” shall mean and include, whether or not patentable, any and all ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, trade secrets, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials owned or licensed by Innova or to which Innova has the right to grant the rights under this Agreement (other than from Medicas or its Affiliates or Sublicensees) prior to or during the term of this Agreement and which relates to the manufacture, use or sale of Technology in the Field or any products containing Technology in the Field.

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1.14.                “Licensed Product” shall mean any Technology or any product containing Technology (a) the use, sale or manufacture of which is covered by the Patent Rights; or (b) which embellishes or is made using the Know-How.

1.15.                “Milestone Payments” shall mean the payments described in Section 5.1.

1.16.                “NDA” shall mean a new drug application (as defined in Title 21 of the U.S. Code of Federal Regulations, as amended from time to time), including any supplement thereto, or its equivalent.

1.17.                “Net Sales” shall mean the gross invoiced sales price for the Licensed Product sold by Medicas, its Affiliate or Sublicensee, to Third Parties (other than any non-Affiliate Sublicensees, which shall be excluded from the calculation of Net Sales) throughout the Territory, less the following amounts: (a) allowances for normal and customary trade, quantity and cash discounts, rebates, chargebacks; (b) fees, reimbursements or similar payments or adjustments granted or paid to wholesalers or other distributors, buying groups, healthcare insurance carriers or other similar persons; (c) transportation, shipping, customs duties, insurance and postage charges included in the billing amount, if paid by or on behalf of Medicas; (d) credits or allowances actually granted for damaged goods, recalls, returns or rejections (including, but not limited to, wholesaler, distributor and retailer returns) of Licensed Product or for retroactive price reductions; (e) any payment, allowance or credit to any governmental entity, including Federal or state Medicaid, Medicare or similar program; (f) actual write-offs for bad debts; and (g) sales, use, excise, value-added and other taxes (other than income taxes) or governmental charges included in the billing amount, in each case, determined in accordance with GAAP..

1.18.                “Patent Rights” shall mean means (i) the patents and patent applications listed in Appendix I attached hereto and made a part hereof and any and all patents that may issue from said patent applications, and (ii) all other patent applications and patents in the Territory in which or to which Innova acquires rights during the term of this Agreement and, if not owned by Innova, with respect to which Innova has a right to license from Third Parties which pertain in any way to the Technology in the Field or the manufacture, use or sale of the Technology in the Field or any product in the Field containing Technology, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, divisionals, renewals, confirmations, supplementary protection certificates, registrations, pipeline registrations, revalidations, reissues, reexaminations, patents of addition, or additions of or to any of the aforesaid patents and patent applications.

1.19.                “Sublicense” shall mean each sublicense agreement entered into by Medicas pursuant to section 2.2 with respect to a Licensed Product.

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1.20.                “Sublicensee” shall mean any Third Party or Affiliate of Medicas to whom Medicas grants a Sublicense of the rights granted to Medicas under this Agreement, as provided under section 2.2.

1.21.                “Technology” shall mean the pharmaceutical topical formulation(s) of rapamycin (also known as sirolimus) as described in the patent(s) and/or patent application(s) listed in Appendix I attached to and made a part of this Agreement.

1.22.                “Term” shall have the meaning set forth in section 10.1 hereof.

1.23.                “Territory” shall mean the entire world.

1.24.                “Third Party” shall mean any person or entity other than Medicas, Innova and their respective Affiliates.

1.25.                “U.S.” shall mean the United States of America, including its possessions and territories.

1.26.                “Valid Claim” shall mean a claim that has been allowed or is contained in an issued and unexpired patent within the Patent Rights, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid, unpatentable, or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.              GRANT OF RIGHTS

2.1.                       License to Medicas. Subject to the terms and conditions of this Agreement, Innova grants to Medicas an exclusive (even as to Innova and its Affiliates) license, with a right to sublicense as provided in this Agreement, under the Patent Rights and Know-How to Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported Licensed Product in the Territory for use in the Field.

2.2.                       Right to Sublicense. Medicas shall have the right to grant sublicenses under the exclusive license granted pursuant to section 2.1 to an Affiliate of Medicas or to a Third Party. In the event Medicas intends to grant to a Third Party a sublicense of the rights granted hereunder, it shall provide written notice to Innova of its intention to appoint or designate a sublicensee, including a reasonably detailed description of the scope and nature of such sublicense. In connection with the grant of any permitted sublicense hereunder, Medicas shall ensure that each such sublicensee accepts and complies with those terms of this Agreement that apply to sublicensees as if such sublicensee were a party to this Agreement and Medicas shall guarantee and remain obligated for the performance (or failure of performance) of any such sublicensee hereunder.

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2.3.                       Research Use.  Notwithstanding the exclusivity provision of this Agreement, Innova shall retain the right to conduct research regarding the Technology in all fields of use,as long as such work is for academic research purposes only and not for any commercial application, subject to the Non-Compete provision outlined in section 2.4.

2.4.                       Non-Compete. During the Term, neither Innova nor its Affiliates, directly or indirectly or with or through a Third Party, shall develop, make, use, promote, distribute or sell any Licensed Product or any similar product comprising the molecule rapamycin (also known as sirolimus) in the Territory.  For clarity, any chemical modification to rapamycin that would render a molecule a distinct chemical entity from the rapamycin molecule itself would not be deemed to be competitive with the Licensed Product pursuant to this section 2.4.  However, Innova agrees to make a good faith effort to facilitate business discussions between Medicas and any Third Party with whom it may have a relationship pursuant to the development or commercialization of any such chemically modified molecule.

3.              DEVELOPMENT, APPROVAL AND COMMERCIALIZATION OF LICENSED PRODUCT.

3.1.                       Development.  Medicas shall, at its expense, use Commercially Reasonable Efforts (i) to Develop a Licensed Product in the U.S.; and (ii) if, in Medicas’s opinion, the results of such Development so justify, to seek Approval for such Licensed Product in the U.S.  Medicas may, but is not required to, Develop Licensed Product in other countries of the Territory and if, in Medicas’s opinion, the results of such Development so justify, to seek Approval for such Licensed Product in such countries.  All Development with respect to the Licensed Product shall be conducted by or at the direction of Medicas and shall consist of such work it, in its sole judgment, considers necessary for Approval including the conduct of clinical trials necessary to support regulatory filings and Approval.  Medicas is responsible for completion and funding of testing, scale up, and process development required for manufacturing of all necessary IND, clinical, NDA and PV submission batches of Licensed Product in the U.S.  Medicas shall be responsible and pay for one hundred percent (100%) of all Development Costs.

3.2.                       Assistance.  Upon the reasonable request of Medicas, Innova shall provide to Medicas the assistance of Innova’s employees, partners or consultants and access to Innova’s other internal resources to provide Medicas with a reasonable level of assistance and consultation with respect to product development, regulatory submission and approval, manufacturing and commercialization of the Licensed Product in the Territory.  In the event that Medicas may desire more time of any of Innova’s employees, partners or consultants than periodic consultation, Medicas shall enter into a separate consulting agreement with such employees, partners or consultants on mutually agreed upon fair market terms.

6

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

3.3.                       Development Commitment.  Medicas shall use Commercially Reasonable Efforts to advance a Licensed Product through Development promptly following the Effective Date.  In the event that Medicas fails to advance the development of a Licensed Product within [*] following the Effective Date and in accordance with mutually agreed upon milestones and criteria, Innova shall have the right to convert Medicas’ license herin to a non-exclusive license or to terminate the Agreement pursuant to section 10.2.

3.4.                       FDA Meetings and Submissions.  Medicas shall own all regulatory filings and Approvals for the Licensed Product in the Territory and Medicas shall be responsible for and shall control the regulatory strategy and interactions with regulatory authorities for the Licensed Product in the Territory and shall be the designated point of contact with such regulatory authorities.  Medicas shall, upon request, provide Innova with copies of all data and registration submissions in connection with obtaining Approvals.

3.5.                       Commercialization.

3.5.1.                  Responsibility. Medicas shall use Commercially Reasonable Efforts to commercialize Licensed Product in the U.S., either directly, or through an Affiliate or Sublicensee in any market segment that Medicas elects in its sole discretion.  Medicas may, but is not required to, commercialize Licensed Product in other countries of the Territory.  As such, Medicas shall, during the Term, be fully responsible for, and have full control and authority over, the commercialization of Licensed Product in the Territory, including without limitation all marketing, promotion, sales and distribution activities relating to Licensed Product.  Notwithstanding anything in this Agreement to the contrary, any termination by Innova of this Agreement under this section 3.5.1 shall terminate all licenses and/or obligations of the parties hereunder as of the date of such notice and otherwise shall have the same effect as provided in section 10.4 below.

3.5.2.                  Medicas Responsibilities. In addition to and without limiting, defining or otherwise qualifying the standards of conduct set forth elsewhere in this Agreement, Medicas, either directly, or through an Affiliate or Sublicensee shall use Commercially Reasonable Efforts to:

3.5.2.1.        launch the Licensed Product in the U.S. within [*] following receipt of Approval of the Licensed Product in the U.S.;

7

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

3.5.2.2.        perform pre-commercialization analysis, planning, market preparation, and related marketing activities for the U.S.;

3.5.2.3.        conduct the commercialization of Licensed Product in compliance in all material respects with all requirements of applicable laws; and

3.5.3.                  Commercialization Expenses. Medicas, either directly, or through an Affiliate or Sublicensee shall be responsible and pay for [*] of all costs and expenses incurred in connection with the distribution, marketing, sale or other commercialization of the Licensed Product in the Territory.

3.5.4.                  Updates and Reports. In addition to royalty payment information reports to be provided by Medicas pursuant to section 5.9 below, no later than sixty (60) days prior to the expected date of Approval of the Licensed Product, Medicas shall provide Innova with oral updates as reasonably requested by Innova with respect to any plan for the commercialization of Licensed Product in the Territory.  All such commercialization plans and updates shall be considered Confidential Information of Medicas, subject to the terms of section 6 hereof.

3.5.5.                  Pharmacovigilance. Medicas or its Sublicensee(s) shall be responsible for all processing of information related to any adverse events, including, without limitation, any information regarding such adverse events that is received from a Third Party with respect to Licensed Product in the Territory.

4.              LICENSED PRODUCT MANUFACTURE AND SUPPLY

4.1.                       Licensed Product Manufacture.  Medicas or its Sublicensee will select a Third Party manufacturer that in its sole judgment is suitable to manufacture Licensed Product.  Medicas or its Sublicensee shall fund the commercial manufacturing costs, as well as costs associated with NDA and PV submission batches or their equivalents.  Medicas shall complete and fund the testing, scale-up, process development, and technical transfer support required for manufacturing of the NDA and PV submission batches of Licensed Product by a Third Party contract manufacturer, as applicable.

4.2.                       Transfer of Manufacturing Know-How.  Upon the reasonable request of Medicas, Innova shall provide to Medicas the assistance of Innova’s employees, partners or consultants and access to Innova’s other internal resources to provide Medicas with a reasonable level of technical assistance and consultation with respect to the transfer to Medicas, or any Third Party manufacturer designated by Medicas, of any expertise or know-how that Innova has developed relating to the manufacture of the Licensed

8

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Product.  In the event that Medicas may desire more time of any of Innova’s employees, partners or consultants than periodic consultation, Medicas shall enter into a separate consulting agreement with such employees, partners or consultants on mutually agreed upon fair market terms.

5.              PAYMENTS AND ROYALTIES.

5.1.                       Milestone Payments.

5.1.1.                  Except as otherwise expressly provided in this Agreement, Medicas will pay Innova milestone payments in the amounts specified below no later than thirty (30) days after the occurrence of the corresponding milestone event designated below; provided that each such Milestone Payment shall be due only with respect to the first occurrence of the noted milestone event in connection with the first product for which such milestone event occurs:

Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

5.1.2.                  All Milestone Payments payable pursuant to this section shall be fully creditable against earned royalties payable hereunder pursuant to Section 5.2 below.  Medicas may, in its sole discretion, elect to prepay any Milestone Payment in whole or in part before the due date therefor.  No Milestone Payments other than those set forth in this section shall be payable by Medicas to Innova.

5.2.                       Earned Royalties.  During the Term of this Agreement, Medicas shall pay Innova a royalty equal to the following:

5.2.1.                  A base royalty (“Base Royalty”) of [*] of the Net Sales of Licensed Product sold by Medicas or its Sublicensee in each country of the Territory, where the Licensed Product has received a bona fide Approval for the sale of such Licensed Product for use in the Field and subject to the license granted herin.

9

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

5.2.2.                  Incremental royalties on Net Sales of Licensed Product sold by Medicas or its Sublicensee in each country of the Territory, where the Licensed Product has received a bona fide Approval for the sale of such Licensed Product for use in the Field and subject to the license granted herin, based and paid on incremental sales levels in the Territory in any calendar year, as outlined below:

Calendar Year Net Sales	Incremental Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

5.2.3.                  An incremental [*] of the Net Sales of Licensed Product sold by Medicas or its Sublicensee in the U.S., where the Licensed Product has received a bona fide Approval for the sale of such Licensed Product for use in the Field and subject to the license granted herin, earned upon U.S. FDA’s confirmation that no new chemistry, manufacturing and controls (“CMC”) data beyond that licensed to Medicas pursuant to the license herin is required for U.S. FDA approval of Licensed Product.

5.2.4.                  An incremental [*] of the Net Sales of Licensed Product sold by Medicas or its Sublicensee in the U.S., where the Licensed Product has received a bona fide Approval for the sale of such Licensed Product for use in the Field and subject to the license granted herin, earned upon U.S. FDA’s confirmation that no new clinical data beyond that licensed to Medicas pursuant to the license herin is required for U.S. FDA approval of Licensed Product.

5.3.                       Accrual of Royalties.  No royalty shall be payable on a Licensed Product made, sold, used for tests or development purposes, distributed as samples, or sold as part of an expanded access program or another early access initiative prior to Approval.  No multiple royalty shall be payable because the manufacture, use or sale of a Licensed Product is covered by more than one Valid Claim or is subject to both Know-How and a Valid Claim.

5.4.                       Third Party Royalties.

5.4.1.                  If Medicas determines, after discussion with Innova but at Medicas’s discretion, that it is prudent to enter into a business arrangement with a Third Party in order

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

to advance the development and commercialization of the Licensed Product, and such business arrangement shall involve the payment of royalties to a Third Party, then such royalties shall be deducted from the royalties payable to Innova pursuant to this Agreement, subject to the prior written approval of Innova, but not to be unreasonably withheld.  However, in no circumstances shall the royalties payable to Innova be less than the Base Royalty.

5.4.2.                  If Medicas determines, after discussion with Innova but at Medicas’s discretion, that it is required to pay royalties to any Third Party because the manufacture, use or sale of a Licensed Product infringes or, but for the Third Party license, would infringe any patent or other intellectual property rights of such Third Party in a given country, Medicas may deduct from royalties thereafter due to Innova with respect to Net Sales of such Licensed Product in such country [*] of the royalties or such other fees paid to such Third Party.  However, in no circumstances shall the royalties payable to Innova be less than [*] of the Base Royalty.

5.5.                       Compulsory Licenses.  Should a compulsory license be granted to a Third Party in any country of the Territory under Patent Rights licensed hereunder to Medicas, the royalty rate payable hereunder for sales of Licensed Product in such country shall be adjusted to match any lower royalty rate granted to the Third Party for such country.

5.6.                       Commercial Hardship.  If in any country of the Territory Medicas can demonstrate that for any reason beyond its control the royalty payable hereunder by Medicas causes or may cause Medicas a significant reduction in its sales of a Licensed Product in that country or otherwise causes or may cause hardship in the promotion or sale of a Licensed Product in that country, the parties shall meet and in a good faith endeavor to agree on a reduction in the royalty rate payable in that country.  The negotiated royalty rate will be one which places Medicas in a position to market competitively the Licensed Product in such country.

5.7.                       Reduction in Royalty Due to Invalid Claims. In the event that all applicable claims included within the Patent Rights which cover a Licensed Product on which Medicas is paying a royalty under section 5.2 shall be held invalid or not infringed by such Licensed Product by a court of competent jurisdiction in a given country of the Territory, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, Medicas may cease further royalty payments on its sales of such Licensed Product covered by such claims until such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country or is otherwise unappealable or is unappealed within the time allowed therefor; provided, however, that if such judgment is finally reversed

11

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

by an unappealed or unappealable decree of a competent jurisdiction of higher dignity in such country, the former royalty payments shall be resumed and the royalty payments not theretofore made and interest earned thereon shall become due and payable.  Said interest shall accrue with respect to each such payment from the date that such payment was due up to the date that such payment as calculated in section 5.8.

5.8.                       Payment. All payments to be made by Medicas hereunder shall be made in United States Dollars by wire transfer of immediately available funds to such U.S. bank account as shall be designated by Innova.  Late payments shall bear interest at the rate of [*] of the outstanding balance per month as prorated, or the maximum amount permitted by law, whichever is less.

5.9.                       Sales Reports and Royalty Payments.  After the First Commercial Sale of a Licensed Product and during the Term, Medicas shall furnish to Innova a written report, within thirty (30) days after the end of each calendar quarter (or portion thereof, if this Agreement terminates during a calendar quarter), showing the amount of royalty payments due for the immediately preceding calendar quarter (or portion thereof). Royalty payments for each calendar quarter shall be due at the same time as such written reports. Each written report shall contain the following information:

5.9.1.                  the gross sales and quantity of each Licensed Product sold by Medicas or its Sublicensee in the preceding calendar quarter;

5.9.2.                  the calculation of Net Sales from such gross sales;

5.9.3.                  the royalty payments payable in U.S. Dollars which shall have accrued hereunder in respect of such Net Sales.

5.9.4.                  If no royalty payment is due for any period hereunder, Medicas shall so report.

With respect to sales of Licensed Product invoiced in U.S. Dollars, the Net Sales and royalty payable shall be expressed in U.S. Dollars.  With respect to sales of Licensed Product invoiced in a currency other than U.S. Dollars, the Net Sales and royalty payable shall be expressed in the U.S. Dollar equivalents, calculated using the exchange rates normally used by Medicas in its management and financial reporting and in accordance with GAAP in force from time to time.

5.10.                Tax Withholding; Restrictions on Payment.  All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent mandated by applicable law).  Medicas shall make any applicable

12

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

withholding payments due on behalf of Innova and shall provide Innova upon request with such written documentation regarding any such payment as is available to Medicas.

5.11.                Sales Record Audit.  Medicas shall keep full and accurate books of accounting in accordance with GAAP as may be reasonably necessary for the purpose of calculating the royalty payments payable to Innova.  Such books of accounting shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times for eight (8) calendar quarters following the end of the calendar quarter to which each shall pertain, be open for inspection at reasonable times upon written notice by Innova, no more than once during any twelve-month period, by a nationally recognized independent certified accountant selected by Innova (reasonably acceptable to Medicas), for the purpose of verifying royalty payment statements for compliance with this Agreement.  Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Innova such compliance or noncompliance by Medicas.  The results of each inspection, if any, shall be binding on both Parties.  Innova shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalty payments payable for the period of such inspection of more than ten percent (10%) of the amount actually paid to Innova, Medicas shall pay for the reasonable out-of-pocket costs of such audit.  Any underpayments shall be paid by Medicas within thirty (30) days of notification of the results of such inspection plus interest as calculated in accordance with section 5.8.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods or, if no such amounts become payable within ninety (90) days after notification of such results, shall be refunded.  Upon the expiration of eight (8) calendar quarters following the end of any calendar quarter, the calculation of royalties payable with respect to such calendar quarter shall be binding and conclusive upon Innova, and Medicas shall be released from any liability or accountability with respect to royalties for such calendar quarter.

6.              TREATMENT OF CONFIDENTIAL INFORMATION

6.1.                       Confidentiality Obligations. Each of Innova and Medicas agree that during the Term and for [*] years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates, agents, subcontractors, and Sublicensees to keep confidential, all Confidential Information of the other Party. Neither Innova nor Medicas nor any of their employees, consultants, Affiliates, agents, subcontractors, or Sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain

13

patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

6.2.                       Limited Disclosure and Use.  Innova and Medicas each agree that any disclosure of the other Party’s Confidential Information to any of its employees, consultants, Affiliates, agents, subcontractors, or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made to the extent any such persons are bound by confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.  Innova and Medicas each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by law, and except as otherwise expressly permitted by this Agreement.  Each Party shall take such action, and shall cause its employees, consultants, Affiliates, agents, subcontractors, and Sublicensees to take such action, to preserve the confidentiality of each other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. In connection with the termination of this Agreement, upon the request of the other Party, each Party will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations of Confidential Information in any form, within sixty (60) days of such request; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of maintaining a record of information and materials deemed to be Confidential Information hereunder.

7.              IMPROVEMENTS; FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

7.1.                       Improvements.  All Improvements, including any related patents and scientific or technical information, know-how or trade secrets, shall be automatically deemed subject to this Agreement and shall be included within the definition of Technology, the Patent Rights and/or Know-How, as applicable.  Innova shall, from time to time, promptly disclose to Medicas all such Improvements and, at such time or upon request of Medicas, shall provide an updated version of Appendix I during the Term.

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7.2.                       Cooperation.  Innova agrees to cooperate with all reasonable requests of Medicas in the filing and prosecution of the Patent Rights.

7.3.                       Patent Filing, Prosecution and Maintenance.  Subject to the other terms of this section 7, Medicas, at its cost, shall use Commercially Reasonable Efforts to prepare, file, prosecute, and maintain the Patent Rights in the Territory covering Technology. Medicas shall timely provide to Innova, prior to filing, any patent applications or filings with respect to the Patent Rights in the Territory and shall consider in good faith any comments by Innova thereon.  Medicas will keep Innova informed of the status of filing, prosecution and maintenance of all Patent Rights in the Territory and shall provide Innova with copies of all material documents relating thereto.  Medicas also shall promptly notify Innova in the event it determines to abandon or permit the expiration of any Patent Rights in the Territory (other than any expiration of the natural life of such Patent Right(s)), which notice shall, to the extent practical, be delivered no less than thirty (30) days prior to such action or inaction, in order to permit Innova, in Innova’s reasonable judgment and at Innova’s cost and expense, to prosecute or maintain such Patent Right(s), provided, however, that any such action does not violate the terms of any judgment, settlement, compromise or other resolution binding upon Medicas.

7.4.                       Third Party Infringement.  If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Patent Rights in the Territory, such Party (the “notifying party”) shall notify the other Party within fifteen (15) days of becoming aware of such infringement and shall provide such other Party with available evidence of such infringement.  Medicas shall have the right to enforce such Patent Rights against such infringement, at its own expense.  In the event that (a) Medicas shall fail, within sixty (60) days after receiving notice from Innova of the infringement, either (i) to terminate such infringement, or (ii) to institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, or (b) Medicas earlier notifies Innova that Medicas does not plan to terminate the infringement or institute such action, then Innova shall have the right to enforce such Patent Rights against such infringement at its own expense.  Medicas shall cooperate with Innova in such effort including being joined as a party to such action, if necessary.  Any damages or costs recovered by Innova in connection with any action filed by it hereunder, after first reimbursing Innova for its out-of-pocket costs and expenses of litigation, shall be equally divided by Innova and Medicas.  Any damages or costs recovered in connection with any action filed by Medicas hereunder remaining, after first reimbursing Medicas for its out-of-pocket costs and expenses of litigation, shall be deemed to be Net Sales of the Licensed Product in the fiscal year actually received by Medicas and royalties shall be payable by Medicas to Innova thereon in accordance with the terms of this Agreement.

15

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

7.5.                       Reduction in Payments Due to Infringement.  Notwithstanding the provisions of section 5, in the event of any such infringement and notice by Medicas pursuant to Section 7.4, if Innova shall fail within sixty (60) days either to terminate such infringement or to institute an action to prevent continuation thereof and thereafter to prosecute such action diligently, Medicas’s royalty obligations hereunder with respect to such country or countries shall be reduced by [*] until the termination of such action.  Upon termination of such infringement, Medicas’s obligation to pay royalties shall resume, but no back royalties shall be payable.  If neither Medicas nor any Sublicensee is selling any Licensed Product in such country or countries, Medicas may deduct [*] of the expenses incurred in instituting and prosecuting such action from any other payments due to Innova hereunder.

8.              TRANSFER OF KNOW-HOW

Within fourteen (14) calendar days following the Effective Date and as far as it has not already done so, Innova shall supply Medicas with all available Know-How.

9.              REPRESENTATIONS AND WARRANTIES

9.1.                       Innova Representations. Innova represents and warrants to Medicas that:

9.1.1.                  the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Innova corporate actions;

9.1.2.                  this Agreement is a legal and valid obligation binding upon Innova and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Innova does not conflict with any agreement, instrument or understanding to which Innova is a party or by which it is bound;

9.1.3.                  Innova has not provided to Medicas any written information concerning the Know-How which is materially inaccurate or misleading and has not failed to provide to Medicas any written information in its possession or under its control which is materially inconsistent with the written information provided to Medicas by Innova as of the Effective Date;

9.1.4.                  Innova is the owner of the Patent Rights and Know-How and has the requisite rights to grant to Medicas the licenses granted herein to Medicas, and no right or license of any Third Party is required to permit Innova to perform its obligations under this Agreement in accordance with the terms of this Agreement;

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9.1.5.                  Appendix I is a complete list of all patents and patent applications included in the Patent Rights as of the Effective Date and Innova shall, from time to time and upon request of Medicas, provide to Medicas an updated version of Appendix I during the Term;

9.1.6.                  no Third Party patent, patent application or other intellectual property rights would be infringed by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Patent Rights, or which constitutes Know-How;

9.1.7.                  there is no litigation pending or, to the knowledge of Innova, threatened, against Innova with respect to the Patent Rights or Know-How as of the Effective Date; and

9.1.8.                  Innova is not aware of any infringement or misappropriation by a Third Party of the Patent Rights or Know-How.

9.2.                       Medicas Representations. Medicas represents and warrants to Innova that:

9.2.1.                  the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Medicas corporate actions; and

9.2.2.                  this Agreement is a legal and valid obligation binding upon Medicas and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Medicas does not conflict with any agreement, instrument or understanding to which Medicas is a party or by which it is bound.

9.3.                       No Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, WARRANTIES ARISING BY COURSE OF DEALING, PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.4.                       Indemnification.

9.4.1.                  Medicas Indemnity. Medicas shall indemnify, defend and hold harmless Innova, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Innova Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation (“Expenses”)) incurred by or imposed upon such Innova Indemnitees, or any of them, in connection with any

17

Third Party claims, suits, actions, demands or judgments, including, without limitation, product liability matters, to the extent arising (a) as a consequence of a breach by Medicas of its representations, warranties, covenants or agreements, hereunder, or (b) out of the manufacture, sale or use by any person of any Licensed Product manufactured or sold by Medicas or any Affiliate or Sublicensee under this Agreement excluding, however, any claims that its or their practice of the inventions within the Patent Rights or use of the Know-How constitutes a misappropriation or infringement of any intellectual property of a Third Party, or (c) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against Medicas, unappealable or unappealed by Medicas within the time allowed therefor) by Innova of its indemnification rights set forth in clauses (a) or (b) of this section 9.4.1; in each case, except to the extent arising from the negligence or willful misconduct of Innova.

9.4.2.                  Innova Indemnity. Innova shall indemnify, defend and hold harmless Medicas, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Medicas Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation (“Expenses”)) incurred by or imposed upon such Medicas Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, arising as a result of (a) a breach by Innova of its representations, warranties, covenants or agreements hereunder, or (b) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against Innova, unappealable or unappealed by Innova within the time allowed therefor) by Medicas of its indemnification rights set forth in clause (a) of this section 9.4.2; in each case, except to the extent arising from the negligence or willful misconduct of Medicas.

9.4.3.                  Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under this section 9.4 from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under section 9.4 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other

18

proceeding covered by section 9.4.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

9.5.                       LIMITATION OF LIABILITY.

9.5.1.                  EXCEPT FOR EACH PARTY’S OBLIGATION OF INDEMNITY UNDER SECTION 9.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR A BREACH OF EITHER PARTY’S OBLIGATIONS WITH RESPECT TO SECTION 6 (“TREATMENT OF CONFIDENTIAL INFORMATION”).

9.5.2.                  THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATION OF LIABILITY.

10.       TERM AND TERMINATION

10.1.                Term; Expiration. Unless earlier terminated as provided herein, the term of this Agreement (“Term”) shall commence on the Effective Date and continue until the earlier of either:  (a) the entry of a generic equivalent to the Licensed Product into the market in a particular country within the Territory, or (b) the expiration of the last to expire of the Patent Rights.  Notwithstanding the termination of this Agreement, upon the expiration of the last payment obligation to Innova hereunder (other than a termination for cause), Medicas shall have a fully paid-up, irrevocable and sublicensable worldwide license under the Know-How to make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported Licensed Product.

10.2.                Termination by Innova.

10.2.1.           Insolvency.  Innova shall have the right to terminate this Agreement with respect to any or all licenses granted to Medicas pursuant to section 2 of this Agreement, at Innova’ sole discretion, upon delivery of written notice to Medicas upon the filing by Medicas in any court or agency pursuant to any statute or regulation of the U.S. or any other jurisdiction of a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Medicas or its assets, or if Medicas is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Medicas of an assignment of substantially all of its assets for the benefit of its creditors.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

10.2.2.           Material Breach. Innova shall have the right to terminate this Agreement with respect to any or all licenses granted to Medicas pursuant to section 2 of this Agreement by giving thirty (30) days written notice to Medicas in the event of any breach by Medicas of any material terms and conditions of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by Innova to Medicas specifying the nature of the alleged breach.

10.3.                Termination by Medicas.

10.3.1.           Insolvency. Medicas shall have the right to terminate this Agreement at Medicas’s sole discretion, upon delivery of written notice to Innova upon the filing by Innova in any court or agency pursuant to any statute or regulation of the U.S. or any other jurisdiction of a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Innova or its assets, or if Innova is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Innova of an assignment of substantially all of its assets for the benefit of its creditors.

10.3.2.           Material Breach. In addition, Medicas may terminate this Agreement by giving thirty (30) days written notice to Innova in the event of any breach by Innova of any material terms and conditions of this Agreement, provided that such breach has not been cured within sixty days (60) days after written notice thereof is given by Medicas to Innova specifying the nature of the alleged breach.

10.3.3.           Non-Issuance of Patents or Orange Book Listing.  In addition, Medicas may terminate this Agreement by giving thirty (30) days written notice to Innova in the event that either of the following occurs:  (a) a ruling by the U.S. Patent and Trademark Office that the U.S. Patent Application Serial Number [*] will not be issued, or (b) a ruling by the U.S. FDA that a patent pursuant to U.S. Patent Application Serial Number [*] will not be listed in the U.S. FDA’s Orange Book.

10.4.                Effect of Termination. Upon termination of this Agreement or any right or license pursuant to sections 10.2 or 10.3, the rights and obligations of the Parties hereunder, and all licenses granted to Medicas hereunder shall immediately cease, except as provided in section 10.1.

10.4.1.           Payments. All amounts due or payable to Innova prior to the effective date of termination shall remain due and payable, but (except as otherwise expressly provided herein) no additional amounts shall be payable.

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10.4.2.           Sublicensees. Except for a termination for cause by Innova arising as a result of a breach by a Sublicensee of the terms, conditions and limitations set forth herein, upon any termination of this Agreement where Medicas has designated a non-Affiliate as a Sublicensee as permitted hereunder, such Sublicensee shall be permitted to exercise the rights granted under such Sublicense on the same terms and conditions under which such rights and licenses were granted to such Sublicensee, provided that such Sublicensee (i) is in material compliance with the Sublicense terms; (ii) agrees in writing to be bound by the terms, conditions and limitations relating to the Patent Rights, Know-How, Licensed Product and Confidential Information as set forth hereunder; and (iii) agrees, to further evidence the continuation of the licenses granted under this Agreement and the Sublicense, execute a document having the same text and meaning as the Sublicense in favor of Innova but does not include obligations upon Innova that exceed the obligations of Innova under this Agreement.

10.5.                Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this section 10 are in addition to any other relief and remedies available to either Party at law.

10.6.                Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in sections 1, 5.9, 5.10, 5.11, 6, 9.4, 9.5, 10.4, and 12.3, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term for any reason. Without limiting the generality of the foregoing, Medicas shall have no obligation to make any royalty payment to Innova that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

11.       JURISDICTION. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Wisconsin State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Wisconsin, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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12.       MISCELLANEOUS

12.1.                Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to Innova:	Innova Dermaceuticals LLC 2991 Woods Edge Way Madison, WI 53711

If to Medicas:	Medicas Group LLC 1266 East Main Street, Suite 700R Stamford, CT 06902 Attn: Michael Derby Fax: 646-312-0114

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

12.2.                Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

12.3.                Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of Wisconsin, excluding its body of law controlling conflicts of law.

12.4.                Entire Agreement. This Agreement is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

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12.5.                Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

12.6.                Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

12.7.                Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party; except that either Party may assign this Agreement, without such consent, to (i) one of its Affiliates or (ii) an entity that acquires all or substantially all of the capital stock, business or assets of such Party to which this Agreement pertains, (whether by merger, reorganization, acquisition, sale or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement.  Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this section 12.7 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

12.8.                Force Majeure. Except for obligations of payment arising hereunder, neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use Commercially Reasonable Efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.9.                Construction. The Parties hereto acknowledge and agree that: (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. Neither Party shall challenge the validity or enforceability of the terms, conditions, obligations and covenants hereunder.

12.10.         Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or

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application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.11.         Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties, and neither Party shall have any right or authority to assume or create any obligation, responsibility, contract, or liability whatsoever on behalf of the other Party.

12.12.         Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in section 101 of such Code.

12.14.         Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representative.

INNOVA DERMACEUTICALS LLC		MEDICAS GROUP LLC

By:	/s/ Marla Ahlgrimm, RPH	By:	/s/ Michael Derby

Name:	Marla Ahlgrimm, RPH	Name:	Michael Derby

Title:	Member	Title:	Managing Member

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

APPENDIX I

Patents and Patent Applications

I.             Patents

[*]

II.            Patent Applications

[*]